                                                                     EXHIBIT 2.1

                       STOCK AND ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             APPLIED MATERIALS, INC.

                                       AND

                             METRON TECHNOLOGY N.V.

                           Dated as of August 16, 2004

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                                TABLE OF CONTENTS

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ARTICLE I         PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES .......................................    2

    1.1           Purchase and Sale of Assets...................................................................    2

    1.2           Excluded Assets...............................................................................    2

    1.3           Assumption of Liabilities.....................................................................    3

    1.4           Excluded Liabilities..........................................................................    4

    1.5           Purchase Price Allocation.....................................................................    4

ARTICLE II        PURCHASE PRICE AND PAYMENT....................................................................    5

    2.1           Amount of Purchase Price......................................................................    5

    2.2           Payment of Purchase Price.....................................................................    5

ARTICLE III       CLOSING AND TERMINATION.......................................................................    5

    3.1           Closing Date..................................................................................    5

    3.2           Termination of Agreement......................................................................    5

    3.3           Procedure Upon Termination....................................................................    6

    3.4           Effect of Termination.........................................................................    6

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................    7

    4.1           Organization and Good Standing................................................................    7

    4.2           Authorization of Agreement....................................................................    7

    4.3           Capitalization................................................................................    8

    4.4           Purchased Companies and their Subsidiaries....................................................    9

    4.5           Corporate Records.............................................................................   10

    4.6           Conflicts; Consents of Third Parties..........................................................   10

    4.7           Ownership and Transfer of Shares..............................................................   11

    4.8           SEC Documents; No Undisclosed Liabilities.....................................................   11

    4.9           Information Supplied..........................................................................   13

    4.10          Absence of Certain Developments...............................................................   14

    4.11          Taxes.........................................................................................   16

    4.12          Real Property.................................................................................   19

    4.13          Tangible Personal Property....................................................................   20

    4.14          Intellectual Property.........................................................................   21
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    4.15          Material Contracts............................................................................   25

    4.16          Employee Benefits Plans.......................................................................   26

    4.17          Employees and Labor...........................................................................   30

    4.18          Litigation....................................................................................   30

    4.19          Compliance with Laws; Permits.................................................................   31

    4.20          Environmental Matters.........................................................................   31

    4.21          Insurance.....................................................................................   32

    4.22          Inventories; Receivables; Payables............................................................   33

    4.23          Related Party Transactions....................................................................   33

    4.24          Customers and Suppliers.......................................................................   33

    4.25          Banks.........................................................................................   34

    4.26          Vote Required.................................................................................   34

    4.27          Financial Advisors............................................................................   34

    4.28          Opinion of Financial Advisor..................................................................   34

    4.29          Title to Purchased Assets; Sufficiency........................................................   34

    4.30          No Misrepresentation..........................................................................   34

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................................   35

    5.1           Organization and Good Standing................................................................   35

    5.2           Authorization of Agreement....................................................................   35

    5.3           Conflicts; Consents of Third Parties..........................................................   35

    5.4           Litigation....................................................................................   36

    5.5           Investment Intention..........................................................................   36

    5.6           Financial Advisors............................................................................   36

ARTICLE VI        COVENANTS AND AGREEMENTS......................................................................   36

    6.1           Access to Information; Confidentiality........................................................   36

    6.2           Conduct of the Business Pending the Closing...................................................   37

    6.3           Consents......................................................................................   41

    6.4           Filings with Governmental Bodies..............................................................   41

    6.5           Other Actions.................................................................................   42
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    6.6           Non Negotiation; Non-Solicitation.............................................................   43

    6.7           Publicity.....................................................................................   45

    6.8           Company Stock Options and Other Awards........................................................   46

    6.9           Use of Name...................................................................................   46

    6.10          Environmental Matters.........................................................................   46

    6.11          Employee Bonus Incentive Plan.................................................................   46

    6.12          Updated Schedules.............................................................................   47

    6.13          Preparation of the Company Proxy Statement; Shareholders Meeting..............................   47

    6.14          Employee Benefits.............................................................................   48

    6.15          Insurance.....................................................................................   49

    6.16          Intercompany Items............................................................................   49

    6.17          Liquidation and Satisfactions of Claims.......................................................   49

    6.18          Indemnification, Exculpation and Insurance....................................................   50

    6.19          Certain Contracts.............................................................................   50

    6.20          Agreements Regarding Certain Taxes............................................................   51

ARTICLE VII       CONDITIONS TO CLOSING.........................................................................   54

    7.1           Conditions Precedent to Each Party's Obligations..............................................   54

    7.2           Conditions Precedent to Obligations of Purchaser..............................................   55

    7.3           Conditions Precedent to Obligations of the Company............................................   57

ARTICLE VIII      DOCUMENTS TO BE DELIVERED.....................................................................   58

    8.1           Documents to be Delivered by the Company......................................................   58

    8.2           Documents to be Delivered by the Purchaser....................................................   59

ARTICLE IX        MISCELLANEOUS.................................................................................   59

    9.1           Certain Definitions...........................................................................   59

    9.2           Non-Survivability of Representations and Warranties...........................................   69

    9.3           Payment of Sales, Use or Similar Taxes........................................................   70

    9.4           Expenses......................................................................................   70

    9.5           Specific Performance..........................................................................   70

    9.6           Further Assurances............................................................................   70
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9.7               Submission to Jurisdiction; Consent to Service of Process;....................................   70

9.8               Entire Agreement; Amendments and Waivers......................................................   71

9.9               Governing Law.................................................................................   71

9.10              Table of Contents and Headings................................................................   71

9.11              Notices.......................................................................................   71

9.12              Severability..................................................................................   72

9.13              Binding Effect; Assignment....................................................................   73

9.14              Counterparts..................................................................................   73
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EXHIBITS

Exhibit A - Form of Voting Agreement

Exhibit B - Form of Non-Competition Agreement

Exhibit C - Form of Employee Bonus Incentive Plan

Exhibit D - Form of Assignment and Assumption Agreement

Exhibit E - Form of Indemnity Agreement

ANNEXES

Annex A - Purchased Companies

Annex A-1 - Subsidiaries

Annex A-2 - Joint Ventures

Annex B - Shareholders

                       STOCK AND ASSET PURCHASE AGREEMENT

            This STOCK AND ASSET PURCHASE AGREEMENT is dated as of August 16, 2004 (the "Agreement") by and between Applied Materials, Inc., a Delaware corporation (the "Purchaser") and Metron Technology N.V., a company organized under the laws of The Netherlands (the "Company"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 9.1.

                                    RECITALS:

            A. The Company is principally engaged in the business of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers and the marketing, sale, manufacture and support of early generation semiconductor equipment (the "Business") which operates through the direct or indirect ownership of (i) all of the issued and outstanding shares (collectively, the "Shares") of capital of the companies set forth on Annex A under "Purchased Companies" hereto (each a "Purchased Company" and collectively, the "Purchased Companies"); and (ii) the Subsidiaries of the Purchased Companies listed on Annex A-1 and Annex A-2.

            B. The Company desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from the Company, the Purchased Assets and the Assumed Liabilities (each as defined below), for the purchase price and on the terms and subject to the conditions hereinafter set forth (the "Transaction").

            C. Each of the Managing Board of the Company (the "Managing Board") and the Supervisory Board of the Company (the "Supervisory Board" and together with the Managing Board, the "Company Boards") has unanimously determined after taking into account the interests of the shareholders, employees and other stakeholders of the Company that this Agreement and the Transaction are reasonable, proper and advisable and are fair to, and in the best interests of the Company, the Business and the Company's shareholders, employees and other stakeholders.

            D. In order to induce the Company and Purchaser to enter into this Agreement, concurrent with the execution of this Agreement, certain shareholders of the Company, listed on Annex B, have entered into Voting Agreements, in substantially the form attached hereto as Exhibit A (the "Voting Agreements").

            E. As soon as practicable following the Closing, the Company intends to: (1) wind up its affairs, satisfy all valid claims of creditors and others having claims against the Company, and distribute any remaining assets (including any remaining Purchase Price) to its shareholders; (2) request delisting of its shares from Nasdaq; and (3) be dissolved and liquidated.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE I

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

            1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from the Company and the Company shall (and in the case of Third Party Shares as defined in Section 4.7, the Company shall cause the holders of such Third Party Shares to) sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of the Company's (or such holder of Third Party Shares'), right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. "Purchased Assets" shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Company, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Company (other than the Excluded Assets), including without limitation each of the following assets:

            (a) all stock or equity interests in any Person, including without limitation the Shares and the Third Party Shares;

            (b) all of the Company's rights in, to and under the Company Intellectual Property and the Company Technology, including without limitation the Company Intellectual Property and the Company Technology set forth on
Schedule 1.1(b);

            (c) all rights of the Company under any Contracts relating to the Business, including, without limitation, those Contracts set forth on Schedule 1.1(c) (other than those Contracts which become Excluded Assets pursuant to Section 6.3), provided, with respect to the Contracts set forth or referred to in Schedule 6.19, only to the extent such Contracts become Purchased Assets in accordance with Section 6.19 (the "Purchased Contracts");

            (d) all cash and cash equivalents, except to the extent expressly provided in Section 1.2(c);

            (e) all accounts receivable and other current assets;

            (f) all Permits, to the extent transferable under applicable Law;

            (g) all Documents;

            (h) all deposits, prepayments and rights to refunds (including without limitation any refunds relating to Taxes); and

            (i) all other assets, if any, reflected on the Balance Sheet or otherwise used in connection with the Business.

            1.2 Excluded Assets Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Company shall retain all

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right, title and interest to, in and under the Excluded Assets. "Excluded
Assets" shall mean each of the following assets:

            (a) any Contracts that become Excluded Assets in accordance with
Section 6.3 or Section 6.19;

            (b) the Initial Cash Payment;

            (c) other cash and cash equivalents of the Company at the Effective Time, in an amount equal to the sum of (i) the aggregate cash payments received by the Company from and after the date of this Agreement and prior to the Effective Time upon the exercise of Warrants (as defined in Section 4.3(a)) and options issued under the Company Stock Plans (as defined in Section 4.3(a)) and
(ii) Two Million Dollars ($2,000,000) in cash held by the Company as of the Effective Time;

            (d) the Contracts set forth on Schedule 1.2(d) (the "Specified Contracts");

            (e) all cash received by the Company after the Effective Time under the ESPP and upon the exercise of Warrants and options issued under the Company Stock Plans;

            (f) the Company's rights under this Agreement, the Assignment and Assumption Agreement and the Indemnity Agreement;

            (g) treasury shares in the Company; and

            (h) the Company's articles of association, by-laws, minute books, corporate seal and other corporate records relating to its corporate organization and capitalization.

            1.3 Assumption of Liabilities On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, all of the Liabilities of the Company as of the Effective Time (other than Excluded Liabilities (as defined in Section 1.4 hereof)), and including, without limitation:

            (a) any Liability for United States federal or Netherlands income taxes arising from the Closing of the transactions contemplated by this Agreement including any Liabilities for corporate income Taxes resulting from payments from the Purchaser to the Company pursuant to Section 6.20 but excluding any Liability for any withholding obligations or surtax except as provided for under Section 6.20;

            (b) any Liability for sales, use, value added, transfer, recordation, intangible, documentary, stamp or similar Taxes or charges applicable to or resulting from, the transfer of the Purchased Assets to Purchaser as contemplated by this Agreement;

            (c) any Liability to indemnify the officers and directors of the Company, the Purchased Companies or their Subsidiaries for matters arising prior to or as of the Effective Time; and

            (d) any Liability under or with respect to any Purchased Asset (including, without limitation, all Liabilities under Contracts that become Purchased Assets in accordance with Section 6.3 or Section 6.19) (collectively, the "Assumed Liabilities").

            1.4 Excluded Liabilities Purchaser will not assume or be liable for any Excluded Liabilities. The Company shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. "Excluded Liabilities" shall mean the following Liabilities of the Company:

            (a) except to the extent expressly included as an Assumed Liability, and except for the Surtax Liability and the Withholding Obligations pursuant to
Section 6.20, any Liability arising or resulting from events occurring after the Effective Time, including without limitation any Liability (including Liabilities for surtax, withholding tax or other Taxes that do not become Assumed Liabilities under Section 6.20) arising in connection with the liquidation of the Company and/or any dividend or other distribution by the Company to its shareholders; provided, that the foregoing shall not limit the Purchaser's obligations under Section 6.20;

            (b) except as provided in Section 1.3(c), any Liability under or with respect to any Excluded Assets including, without limitation, all Liabilities under all Contracts that become Excluded Assets in accordance with
Section 6.3 or Section 6.19); provided, however, that the foregoing shall not limit Purchaser's obligations under the Indemnity Agreement;

            (c) any Liability arising under this Agreement or the Voting Agreements;

            (d) all Liabilities of the Company, the Purchased Companies or any of their Subsidiaries for fees, expenses and costs of legal, accounting, financial or other advisors incurred in connection with or arising from this Agreement, the Transaction or any of the other transactions contemplated hereby; provided, however, that Liabilities of the Purchased Companies and any of their Subsidiaries for fees, expenses and costs of legal, accounting, financial or other advisors arising after the Effective Time shall not be Excluded Liabilities;

            (e) all Liabilities related to amounts payable in connection with the Transaction and related liquidation of the Company with respect to options, awards or other rights under the Company Stock Plans and the ESPP (including, without limitation, any Liability with respect to Taxes required to be paid or withheld in connection with any grant, exercise or acceleration of any option, award or other such right); and

            (f) all Liabilities related to or arising from the Convertible Securities and/or the Warrants.

            1.5 Purchase Price Allocation. Not later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Company copies of Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") allocating the Purchase Price among the Purchased Assets. The Purchaser shall prepare and deliver to the Company from time to time revised copies of the Asset Acquisition Statement (the "Revised Statements") so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Purchase Price paid by the Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last

Revised Statements, provided by the Purchaser to the Company, and all income Tax Returns and reports filed by the Purchaser and the Company shall be prepared consistently with such allocation.

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

            2.1 Amount of Purchase Price. The purchase price for the Purchased Assets (the ("Purchase Price") shall be the sum of (a) an amount of cash equal to Eighty-Four Million Five Hundred Sixty-Seven Thousand One Hundred Fifty-Eight Dollars ($84,567,158) (the "Initial Cash Payment"), (b) assumption of the Assumed Liabilities, (c) the payments with respect to certain Taxes described in
Section 6.20, and (d) the Reimbursable Costs pursuant to Section 9.4(b).

            2.2   Payment of Purchase Price.

            (a) On the Closing Date, the Purchaser shall pay to the Company the Initial Cash Payment, which shall be paid by the delivery to the Company by wire transfer of immediately available funds into an account designated by the Company, and Purchaser shall assume the Assumed Liabilities by executing and delivering the Assignment and Assumption Agreement described in Section 8.1. The additional payments in respect of certain Taxes described in Section 6.20 shall be made at the times provided in such Section.

            (b) The Transaction shall be deemed effective with respect to each Purchased Company and their Subsidiaries as of 12:01 a.m. local time on the Closing Date in the jurisdiction of such Purchased Company or Subsidiary (the "Effective Time").

                                  ARTICLE III

                             CLOSING AND TERMINATION

            3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Section 1.1 and Section 1.3 hereof (the "Closing") shall take place at 8:00 a.m. at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California, or at such other location as the parties hereto agree as promptly as possible upon, and in any event within five (5) Business Days after, the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

            3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

            (a)   by mutual written consent of the Purchaser and the Company;

            (b)   by either Purchaser or the Company:

            (i) if the Transaction shall not have been consummated on or before December 15, 2004 (the "Initial Outside Date"); provided, however, that: (A) if the Transaction shall not have been consummated on or before such date because the condition set forth in Section 7.1(b) has not been satisfied or waived, then such date shall be automatically extended to January 31, 2005 (the "Outside Date") and (B) the right to terminate this Agreement under this Section 3.2.(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to be consummated on or before such date;

            (ii) if any Order having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; or

            (iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

            (c) by Purchaser, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2 (b) and
(B) is incapable of being cured, or is not cured, by the Company within sixty
(60) calendar days following receipt of written notice of such breach or failure to perform from Purchaser;

            (d) by the Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and
(ii) is incapable of being cured, or is not cured, by Purchaser within sixty
(60) calendar days following receipt of written notice of such breach or failure to perform from the Company; or

            (e) by Purchaser, in the event that (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Boards or any committee thereof shall have failed to publicly confirm their recommendation and declaration of advisability of this Agreement and the Transaction within five
(5) business days after a written request by Purchaser that it do so.

            3.3 Procedure Upon Termination. In the event of termination and abandonment by the Purchaser or the Company or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by the Purchaser or the Company.

            3.4 Effect of Termination. If this Agreement is terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this

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Agreement after the date of such termination and such termination shall be without liability to the Purchaser or the Company, other than pursuant this
Section 3.4 (Effect of Termination), Section 6.1(b) (Confidentiality), Section
9.4 (Expenses), and Article IX (Miscellaneous), which provisions shall each survive such termination, provided, however, that nothing in this Section 3.4 shall relieve (i) the Purchaser of any liability for a willful, knowing or intentional breach of this Agreement or (ii) the Company of any liability for a willful, Knowing or intentional breach of this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as disclosed in a document of even date herewith and delivered by the Company to Purchaser prior to the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Agreement (the "Company Disclosure Schedule") (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to other sections of the Company Disclosure Schedule in light of the disclosure made), the Company represents and warrants to Purchaser as follows:

            4.1   Organization and Good Standing.

            Each of the Company, the Purchased Companies and their Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (or its equivalent, if any) under the Laws of the jurisdiction of its incorporation as set forth on Annex A hereto, and has all requisite corporate or other applicable organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Company, the Purchased Companies and their Subsidiaries is duly qualified or authorized to do business as a foreign corporation (or other applicable entity) and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its respective business or the ownership of its respective properties requires such qualification or authorization.

            4.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement, the Assignment and Assumption Agreement, the Indemnity Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement, and to consummate the transactions contemplated hereby (assuming the Company Shareholder Approval is obtained). The execution, delivery and performance by the Company of this Agreement, the Assignment and Assumption Agreement and the Indemnity Agreement have been duly authorized by all necessary corporate action on behalf of the Company (assuming the Company Shareholder Approval is obtained). This Agreement has been, and at or prior to the Closing, the Assignment and Assumption Agreement and the Indemnity Agreement will be, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Assignment and Assumption Agreement and the Indemnity Agreement (when so executed and delivered) will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            4.3   Capitalization.

            (a) The authorized capital stock of the Company consists of forty million (40,000,000) common shares, par value 0.44 Euro per share ("Company Common Stock"), and ten million (10,000,000) preferred shares, par value 0.44 Euro per share (rounded off as permitted by Section 2:67c of the Dutch Civil
Code) ("Company Preferred Stock"). At the close of business on August 13, 2004,
(i) 14,226,897 shares of Company Common Stock were issued and outstanding (of which 1,394,901 shares of Company Common Stock were held by the Company in its treasury), (ii) four million seven hundred fifty thousand (4,750,000) shares of Company Common Stock were reserved for issuance under the Company's Amended and Restated Employee Stock Option Plan (the "Employee Option Plan"), 794,868 of which have been issued pursuant to the exercise of options granted under the Employee Option Plan, 3,272,267 of which are subject to outstanding options granted under the Employee Option Plan and 682,865 of which remain available for issuance under the Employee Option Plan, (iii) two hundred twenty-five thousand (225,000) shares of Company Common Stock were reserved for issuance under the Company's 1997 Supervisory Directors Stock Option Plan (the "Director Option Plan"), none of which have been issued pursuant to the exercise of options granted under the Director Option Plan, 173,750 of which are subject to outstanding options granted under the Director Option Plan and 51,250 of which remain available for issuance under the Director Option Plan, (iv) five hundred thousand (500,000) shares of Company Common Stock were reserved for issuance under the Company's Supplemental Stock Option Plan (the "Supplemental Option Plan," together with the Employee Option Plan and the Director Option Plan, collectively the "Company Stock Plans"), 250 of which have been issued pursuant to the exercise of options granted under the Supplemental Option Plan, 426,560 of which are subject to outstanding options granted under the Supplemental Option Plan and 73,190 of which remain available for issuance under the Supplemental Option Plan, (v) two hundred thousand (200,000) shares of Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan (the "ESPP"), 45,049 of which have been issued pursuant to the ESPP, (vi) no shares of Company Preferred Stock were issued or outstanding,
(vii) warrants to purchase an aggregate of 1,633,770 shares of Company Common Stock were outstanding ("Warrants"), and 1,633,770 shares of Company Common Stock were reserved for issuance upon exercise of the Warrants (correct and complete copies of which have been delivered to Purchaser) and (viii) 3,611,106 shares of Company Common Stock were reserved for issuance upon conversion of the Company's convertible debentures (correct and complete copies of which have been delivered to Purchaser) ("Convertible Securities"). All shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 4.3(a) of the Company Disclosure Schedule is a correct and complete list, as of August 13, 2004, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise (other than under the Warrants, Convertible Securities or the ESPP), and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. The current "Purchase Period" (as defined in the ESPP) commenced under the ESPP on June 1, 2004 and will (but for the transactions contemplated by this Agreement) end on December 1, 2004, and except for the purchase rights granted on such commencement date to the participants in the current Purchase Period, there are no other purchase rights outstanding under the ESPP as of the date of this Agreement. Since May 31, 2004, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than (i) pursuant to the outstanding options, Warrants and Convertible Securities, in each case, referred to above in this Section 4.3(a) and (ii) as expressly permitted by Section 6.2 hereof. Except (i) as set forth above in this Section 4.3(a) or (ii) as otherwise expressly permitted by Section 6.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock or Company Preferred Stock.

            (b) Except for this Agreement, none of the Company, any of the Purchased Companies or any of their Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, cash based on the value of capital stock, voting securities or equity interests of any Purchased Company or any of their Subsidiaries. There are no outstanding obligations of the Company, the Purchased Companies or any of their Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company, the Purchased Companies or any of their Subsidiaries.

            4.4 Purchased Companies and their Subsidiaries. Section 4.4 of the Company Disclosure Schedule sets forth the name of each Purchased Company and each of its Subsidiaries, and, with respect to each Purchased Company and each of its Subsidiaries, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all shareholders or other equity owners and the number of shares of stock owned by each shareholder or the amount of equity owned by each equity owner. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Company are owned by it free and clear of any and all Liens. No shares of capital stock are held by any Purchased Company or any of their Subsidiaries as treasury stock. There is no existing option, warrant, call, commitment or agreement to which any Purchased Company or Subsidiary is a party requiring, and there are no convertible securities of any Purchased Company or any of their Subsidiaries outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any Purchased Company or any of their Subsidiaries or other securities convertible into shares of capital stock or other equity interests of any Purchased Company or any of their Subsidiaries or other equity security of any Purchased Company or any of their Subsidiaries.

            4.5   Corporate Records.

            (a) The Company has delivered or made available to the Purchaser true, correct and complete copies of the articles of association and by-laws or comparable organizational documents of the Company, the Purchased Companies and each of their Subsidiaries.

            (b) The minute books of the Company, the Purchased Companies and each of their Subsidiaries previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and Company Boards (including committees thereof) of the Company or the equivalent governing body of each of the Purchased Companies and each of their Subsidiaries. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company, the Purchased Companies and their Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

            4.6   Conflicts; Consents of Third Parties.

            (a) None of the execution and delivery by the Company of this Agreement, the Assignment and Assumption Agreement, the Indemnity Agreement and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default by the Company, the Purchased Companies or any of their Subsidiaries (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company, the Purchased Companies or any of their Subsidiaries under any provision of (i) the articles of association and comparable organizational documents of the Company, the Purchased Companies or any of their Subsidiaries (assuming the Company Shareholder Approval is obtained); (ii) any Material Contract, or material Permit to which the Company, any of the Purchased Companies or any of their Subsidiaries is a party or by which any of the properties or assets of the Company, the Purchased Companies or any of their Subsidiaries are bound; (iii) any Order of any court, Governmental Body or arbitrator applicable to the Company, the Purchased Companies or any of their Subsidiaries; or any of the properties or assets of the Company, the Purchased Companies or any of their Subsidiaries as of the date hereof; and (iv) any applicable Law (other than Antitrust Laws).

            (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company, the Purchased Companies or any of their Subsidiaries in connection with the execution and delivery of this Agreement, the Assignment and Assumption Agreement, the Indemnity Agreement or the compliance by the Company, the Purchased Companies or any of their Subsidiaries with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking of any other action contemplated hereby or thereby, or the continuing validity and effectiveness immediately following the Closing of any material Permit or material Contract of the Company, the Purchased Companies or any of their Subsidiaries, except for (i) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"); (ii) the filing with the United States Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the "Company Proxy Statement") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) filings with and approvals of the Nasdaq National Market; and (iv) filings under Antitrust Laws.

            4.7 Ownership and Transfer of Shares. The Company or a Purchased Company, as shown in Annex A, is the record and beneficial owner of the Shares free and clear of any and all Liens. The Company has the corporate power and authority to sell, transfer, assign and deliver the Shares held by the Company as provided in this Agreement (assuming the Company Shareholder Approval is obtained), and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens. A Purchased Company is the record and beneficial owner of all of the outstanding shares of capital stock of the Subsidiaries of the Purchased Companies as set forth on Annex A-1 (other than those shares of capital stock set forth on Annex A-1 as not being held by a Purchased Company, (such shares of capital stock not held by a Purchased Company, but excluding the capital stock of Metron Technology Holding Limited and Metron Technology (Thailand) Limited being referred to as "Third Party Shares")), free and clear of any and all Liens. Each party shown on Annex A-1 as the owner of any Third Party Shares has the requisite power and authority to sell, transfer, assign and deliver such Third Party Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Third Party Shares, free and clear of any and all Liens. Metron Technology (Europa) is the record and beneficial of the number of outstanding shares of Metron Atkins Partnership set forth on Annex A-2, free and clear of any and all Liens.

            4.8   SEC Documents; No Undisclosed Liabilities.

            (a) The Company has filed all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since June 1, 2001 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). None of the Purchased Companies or any of their Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act")) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, nor any other communication disseminated by the Company to its securityholders since June 1, 2001 as of its respective dissemination date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed all required filings and forms with the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiele Markten) and the Company is in compliance in all material respects with the applicable provisions of the 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer).

            (b) The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

            (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer to allow timely decisions regarding disclosure; and such disclosure controls and procedures are effective to ensure information required to be disclosed in the Company's reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Supervisory Board (x) all significant deficiencies in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Neither the Company, any of the Purchased Companies nor any of their Subsidiaries nor any of their respective directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company, any of the Purchased Companies or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company, any of the Purchased Companies or any of their Subsidiaries, whether or not employed by the Company, any of the Purchased Companies or any of their Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of the Purchased Companies or any of their Subsidiaries or any of its officers, directors, employees or agents to the Company Boards or any committee thereof. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed since the enactment of the Sarbanes-Oxley Act of 2002, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications were complete and correct when made.

            (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. None of the Company, the Purchased Companies or any of their Subsidiaries or, to the Company's knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company's proxy statement dated September 29, 2003, no event has occurred that would be required to be reported as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            (e) Neither the Company nor any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities (i) as and to the extent set forth on the unaudited balance sheet of the Company and its Subsidiaries as of May 31, 2004 (the "Balance Sheet Date") furnished with the Company's Form 8-K filed with the SEC on July 8, 2004 (the "Balance Sheet") (ii) incurred after the Balance Sheet Date in the Ordinary Course of Business that, individually or in the aggregate, are not material or (iii) arising under this Agreement.

            4.9 Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser specifically for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

            4.10 Absence of Certain Developments. Since the Balance Sheet Date and except as expressly permitted by Section 6.2 (i) the Company, the Purchased Companies and their Subsidiaries have each conducted their business in all material respects only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date and except as permitted by or in compliance with Section 6.2:

            (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company, the Purchased Companies or any of their Subsidiaries having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

            (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company, the Purchased Companies or any of their Subsidiaries or any repurchase, redemption or other acquisition by the Company, the Purchased Companies or any of their Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company, the Purchased Companies or any of their Subsidiaries;

            (iii) none of the Company, the Purchased Companies or any of their Subsidiaries have awarded or paid any bonuses to employees of the Company, any of the Purchased Companies or any of their Subsidiaries or entered into any employment (other than to the extent providing for "at-will" employment and without severance), deferred compensation, severance or similar agreement (nor amended any such agreement) or increased or agreed to increase the compensation payable (including equity compensation, whether payable in cash, stock or other property) or to become payable by it to any of the Company's, the Purchased Companies' or their Subsidiaries' respective directors, officers, employees, agents or representatives or increased or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

            (iv) there has not been any change by the Company, the Purchased Companies or any of their Subsidiaries in accounting or Tax reporting principles, methods or policies;

            (v) none of the Company, the Purchased Companies or any of their Subsidiaries have made or rescinded any election relating to Taxes, or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

            (vi) none of the Company, the Purchased Companies or any of their Subsidiaries have entered into any transaction or Contract other than in the Ordinary Course of Business or conducted its business other than in the Ordinary Course of Business;

            (vii) none of the Company, the Purchased Companies or any of their Subsidiaries have failed to promptly pay and discharge current liabilities when due in the Ordinary Course of Business except where disputed in good faith by appropriate proceedings;

            (viii) none of the Company, the Purchased Companies or any of their Subsidiaries have made any loans, advances or capital contributions to, or investments in, any Persons other than advances for reasonable business expenses to employees made in the Ordinary Course of Business and listed, in the case of loans to any officer or director of the Company, by individual in Section 4.10(viii) of the Company Disclosure Schedule;

            (ix) none of the Company, the Purchased Companies or any of their Subsidiaries have mortgaged, pledged or subjected to any Lien (other than Permitted Exceptions) any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, the Purchased Companies or any of their Subsidiaries, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

            (x) none of the Company, the Purchased Companies or any of their Subsidiaries have discharged or satisfied any Lien (other than Permitted Exceptions), or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company, the Purchased Companies and their Subsidiaries taken as a whole;

            (xi) none of the Company, the Purchased Companies or any of their Subsidiaries have canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Material Contract or material right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company, the Purchased Companies and their Subsidiaries taken as a whole;

            (xii) none of the Company, the Purchased Companies or any of their Subsidiaries have made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $250,000 per quarter;

            (xiii) none of the Company, the Purchased Companies or any of their Subsidiaries have issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $50,000 in the aggregate;

            (xiv) the Company, the Purchased Companies or any of their Subsidiaries, have not granted any license or sublicense of any rights under or with respect to any Company Intellectual Property or Company Technology, except for grants of non-exclusive rights made in connection with sales of products;

            (xv) none of the Company, the Purchased Companies or any of their Subsidiaries have instituted or settled any material Legal Proceeding; and

            (xvi) none of the Company, the Purchased Companies or any of their Subsidiaries have agreed to do anything set forth in this Section 4.10.

            4.11  Taxes.

            (a) (i) All Tax Returns required to be filed by or on behalf of and including the Company, the Purchased Companies and their Subsidiaries have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes due and payable by or on behalf of the Company, the Purchased Companies and their Subsidiaries have been timely paid in full; (iii) full reserves or accruals have been provided in the books of the Company and its Subsidiaries for all actual and contingent liabilities for Taxes (whether or not reflected on any Tax Returns) with respect to all periods through the end of the last monthly period for which the Company and its Subsidiaries ordinarily record items on their respective books; and (iv) none of the Company, the Purchased Companies or any of their Subsidiaries has executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations), and no power of attorney with respect to any Tax matter is currently in force.

            (b) Each of the Company, the Purchased Companies and their Subsidiaries has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

            (c) The Company has made available to the Purchaser complete copies of (i) all federal, state, local and foreign Tax Returns of the Company, the Purchased Companies and their Subsidiaries relating to the taxable periods since January 1, 2001 and (ii) any audit report issued within the last three (3) years relating to Taxes due from or with respect to the Company, the Purchased Companies or any of their Subsidiaries, and their income, assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company, the Purchased Companies or any of their Subsidiaries for the taxable years ended on the respective dates set forth on Section 4.11 of the Company Disclosure Schedule have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

            (d) Section 4.11 of the Company Disclosure Schedule lists (i) the income and franchise Taxes paid and income and franchise Tax Returns filed by or on behalf of or including the Company, the Purchased Companies and their Subsidiaries and (ii) all of the jurisdictions in which the Company, the Purchased Companies and their Subsidiaries have an obligation to pay income or franchise Taxes or file income or franchise Tax Returns. No claim has been made by a taxing authority in a jurisdiction where the Company, any of the Purchased Companies or any of their Subsidiaries does not file an income or franchise Tax Return that such entity is or may be subject to income or franchise taxation by that jurisdiction.

            (e) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including the Company, the Purchased Companies or any of their Subsidiaries have been fully and timely paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Company, any of the Purchased Companies or any of their Subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

            (f) None of the Company, the Purchased Companies or any of their Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company, the Purchased Companies or any of their Subsidiaries or has received any written notice that a taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, the Purchased Companies or any of their Subsidiaries, (ii) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to the Company, the Purchased Companies or any of their Subsidiaries, or (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed by the extended due date.

            (g) None of the property owned by the Company, the Purchased Companies or any of their Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, (v) "limited use property" (as that term is used in Rev. Proc.

2001-28), or (vi) subject to the same or reciprocal treatment under state Law as property described in clauses (i) through (v).

            (h) None of the Company, the Purchased Companies or any of their Subsidiaries is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

            (i) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

            (j) None of the Company, the Purchased Companies or any of their Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

            (k) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company, the Purchased Companies or any of their Subsidiaries.

            (l) None of the Company, the Purchased Companies or any of their Subsidiaries has any elections in effect for United States federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the
Code.

            (m) None of the Purchased Companies or any of their Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897 of the Code.

            (n) None of the Purchased Companies or any of their Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) which could constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

            (o) None of the Purchased Companies or any of their Subsidiaries has been a member of an affiliated group within the meaning of Section 1504 of the Code and any comparable or analogous group under state, local or foreign Tax Law (other than a group of which the Company is the common parent), or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Tax Law) (other than as a member of an affiliated group of which the Company is the common parent).

            (p) None of the Purchased Companies or any of their Subsidiaries has in effect an entity classification election pursuant to Treasury Regulation Sections 301.7701(a)-3.

            (q) None of the Purchased Companies or any of their Subsidiaries has in effect an election described in Section 897(i) of the Code.

            (r) None of the non-United States Purchased Companies or any of their non-United States Subsidiaries has filed any United States Tax Returns;

            (s) None of the non-United States Purchased Companies or any of their non-United States Subsidiaries has filed any Tax elections for United States Tax purposes;

            4.12  Real Property.

            (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company, the Purchased Companies or any of their Subsidiaries (individually, an "Owned Property" and collectively, the "Owned Properties"), in each case identifying the legal name of the entity under which such Owned Property is held, and (ii) all real property and interests in real property leased by the Company, the Purchased Companies or any of their Subsidiaries (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor, in each case identifying the legal name of the entity under which such Real Property Lease is held. The Company, the Purchased Companies and their Subsidiaries have good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 4.12(a) of the Company Disclosure Schedule and (B) Permitted Exceptions. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company, the Purchased Companies and their Subsidiaries and which are necessary for the continued operation of the business of the Company, the Purchased Companies and their Subsidiaries as the business is currently conducted. The Company, the Purchased Companies and their Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and none of the Company, the Purchased Companies or any of their Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company, the Purchased Companies or any of their Subsidiaries under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any of the Real Property Leases has exercised any termination rights with respect thereto. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company, the Purchased Companies and their Subsidiaries are in good operating condition and repair (subject to normal wear and tear). The Company, the Purchased Companies and their Subsidiaries have delivered or otherwise made available to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

            (b) The Company, the Purchased Companies and their Subsidiaries have all material certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Property, and the Company, the Purchased Companies and their Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No default or material violation, or event that with the lapse of time or giving of notice or both would become a default or material violation, has occurred in the due observance of any Permit.

            (c) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company, the Purchased Companies or any their Subsidiaries has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

            (d) None of the Company, the Purchased Companies or any of their Subsidiaries has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

            (e) Except as provided in the Real Property Leases, none of the Company, the Purchased Companies or any of their Subsidiaries owns or holds, and is not obligated under or a party to, any option, right of first refusal or other right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

            4.13  Tangible Personal Property.

            (a) Section 4.13(a) of the Company Disclosure Schedule sets forth each lease of personal property ("Personal Property Leases") involving annual payments in excess of $50,000 relating to personal property used in the business of the Company, the Purchased Companies and their Subsidiaries or to which any of the Company, any of the Purchased Companies or any of their Subsidiaries is a party or by which the properties or assets of the Company, the Purchased Companies or any of their Subsidiaries is bound other than those leases of personal property made after the date hereof as permitted by or in compliance with Section 6.2. The Company, the Purchased Companies and their Subsidiaries have delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements, if any, thereto.

            (b) Each of the Company, the Purchased Companies and their Subsidiaries has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company, the Purchased Companies or any of their Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

            (c) The Company, the Purchased Companies and their Subsidiaries have good and marketable title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the Balance Sheet Date in the Ordinary Course of Business) or acquired after the Balance Sheet Date, free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company, the Purchased Companies and their Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

            4.14  Intellectual Property

            (a) When used in this Section 4.14 and in throughout this Agreement, the following capitalized terms shall have the following meanings:

            (i) "Company Intellectual Property" means all Intellectual Property used in or necessary for the conduct of the business of the Company, the Purchased Companies or any of their Subsidiaries.

            (ii) "Company Technology" means all Technology used in or necessary for the conduct of the business of the Company, the Purchased Companies or any of their Subsidiaries.

            (iii) "Intellectual Property" means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (A) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, "Patents"), (B) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, "Marks"), (C) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"), (D) proprietary and confidential information, including without limitation, discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets").

            (iv) "Software" means any and all (A) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (D) all documentation including user manuals and other training documentation related to any of the foregoing.

            (v) "Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, Software, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology, used in, incorporated in, embodied in, or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

            (b) Section 4.14(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by the Company, the Purchased Companies or any of their Subsidiaries.
Section 4.14(b) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

            (c) The Company, the Purchased Companies or one of their Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all of the Patents, the Marks, each of the registered Copyrights and pending applications therefor filed by the Company, the Purchased Companies or any of their Subsidiaries and each of the other Copyrights in any works of authorship prepared by or for Company, the Purchased Companies or their Subsidiaries that resulted from or arose out of any work performed by or on behalf of Company, the Purchased Companies or any of their Subsidiaries or by any employee, officer, consultant or contractor of the Company, the Purchased Companies or any of their Subsidiaries. The Company, one of the Purchased Companies or one of their Subsidiaries is listed in the records of the appropriate United States or foreign agency as the sole owner of record for each item of registered Company Intellectual Property set forth in Section 4.14(b) of the Company Disclosure Schedule. The Company, one of the Purchased Companies or one of their Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell or license, as the case may be, all other Intellectual Property and Company Technology used, sold or licensed by Company, the Purchased Companies or any of their Subsidiaries in their businesses. The Company Intellectual Property owned or exclusively licensed to the Company, the Purchased Companies or any of their Subsidiaries is free and clear of any and all Liens (other than Permitted Exceptions); and to the Knowledge of the Company, each of the issued patents owned or exclusively licensed to the Company, the Purchased Companies or any of their Subsidiaries are subsisting is in full force and effect, and are valid and enforceable.

            (d) To the Knowledge of the Company, the manufacturing, marketing, importation, offer for sale, sale or use of any products and services of the Company, the Purchased Companies and their Subsidiaries do not infringe or violate any Intellectual Property of any Person. To the Knowledge of the Company, the business practices and methods of the Company, the Purchased Companies and their Subsidiaries have not and do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property of any Person and do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Company, the Purchased Companies or any of their Subsidiaries or any of their present or former employees or consultants is a party). The Company Intellectual Property and the Company Technology constitute all of the Intellectual Property necessary to enable the Company, the Purchased Companies or any of their Subsidiaries to conduct their businesses in the manner which such businesses are conducted.

            (e) Section 4.14(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Contracts to which Company, the Purchased Companies or any of their Subsidiaries is a party (i) granting to any other Person the rights under any of the Company Intellectual Property or Company Technology, or (ii) pursuant to which Company, the Purchased Companies or any of their Subsidiaries is authorized to use any Intellectual Property or the Technology of any third Person, other than standard purchase orders and end user licenses used by the Company, the Purchased Companies or any of their Subsidiaries in the normal course of selling or licensing products to end users customers and excluding commercial off-the-shelf Software (the Contracts referred to in clauses (i) and (ii) above, collectively the "Intellectual Property Licenses").

            (i) Each Intellectual Property License is in full force and effect and is the legal, valid and binding obligation of the Company, the Purchased Companies or one of their Subsidiaries, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in law or in equity).

            (ii) Neither Company, the Purchased Companies nor any of their Subsidiaries are not in default under any Intellectual Property License, nor, to the Knowledge of the Company, is any other party to any Intellectual Property License in default thereunder, and, to the Knowledge of the Company, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder.

            (iii) No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

            (f) To the Knowledge of Company, no Person (including employees and former employees of Company, the Purchased Companies or any of their Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property owned by the Company, or to which the Company has an exclusive license or similar exclusive right and none of the Company, the Purchased Companies or any of their Subsidiaries have made any such claims against any Person (including employees and former employees of the Company, the Purchased Companies or any of their Subsidiaries) and, to the Knowledge of the Company, there is no reasonable basis for any such claim.

            (g) None of the Company, the Purchased Companies or any of their Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, any threatened suit, action, investigation or proceeding which involves a claim (i) against the Company, the Purchased Companies or any of their Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the

Company, the Purchased Companies or any of their Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology or any products, processes, or materials covered thereby in any manner. The Company has not received notice of any such threatened claim, nor to the Knowledge of the Company, are there any facts or circumstances that would form the basis for any claim against the Company, the Purchased Companies or any of their Subsidiaries of (A) infringement, unauthorized use, or violation of any Intellectual Property of any Person, or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology. There are no Orders of any Governmental Body to which the Company, the Purchased Companies or any of their Subsidiaries is a party or by which Company, the Purchased Companies or any of their Subsidiaries is bound which restrict the rights to use any of the Company Intellectual Property. The Company has not received any notice of infringement by the Company, the Purchased Companies or any of their Subsidiaries of any third party Patents and to the Knowledge of the Company, no such notices have been received by any of the Purchased Companies or any their Subsidiaries. None of the Company, the Purchased Companies or any of their Subsidiaries is seeking or has obtained a written opinion of counsel relating to any third party Patents.

            (h) The Company, the Purchased Companies and their Subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property owned by the Company, the Purchased Companies or any of their Subsidiaries or Company Technology owned by the Company, the Purchased Companies or any of their Subsidiaries of the rights to such contributions that the Company, the Purchased Companies or any of their Subsidiaries do not already own by operation of Law. To the Knowledge of the Company, no present or former consultant or employee has any right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property owned by the Company, the Purchased Companies or any of their Subsidiaries or Company Technology owned by the Company, the Purchased Companies or any of their Subsidiaries. To the Knowledge of the Company, no consultant or employee of the Company, the Purchased Companies or any of their Subsidiaries is, as a result of or in the course of such consultant's or employee's engagement by the Company, the Purchased Companies or any of their Subsidiaries, in default or breach of any material term of any employment or consultant agreement, non-disclosure agreement, or similar agreement.

            (i) No Trade Secret or any other non-public, proprietary information material to the business of the Company, the Purchased Companies or any of their Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company, the Purchased Companies or any of their Subsidiaries to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. The Company, the Purchased Companies and their Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other Confidential information of the Company, the Purchased Companies or any of their Subsidiaries not otherwise protected by patents, patent applications or copyright owned or filed by the Company, the Purchased Companies or any of their Subsidiaries ("Confidential Information"). Each consultant and employee of the Company, the Purchased Companies and their Subsidiaries has entered into a written non-disclosure agreement with the Company, the Purchased Companies or any of their Subsidiaries in a form provided or made available to Purchaser. All use or disclosure or appropriation of Confidential Information by the Company, the Purchased Companies or any of their Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between the Company, the Purchased Companies or any of their Subsidiaries and such third party.

            (j) Section 4.14(k) of the Company Disclosure Schedule sets forth a complete and accurate list of all Software that is owned exclusively by the Company, the Purchased Companies or any of their Subsidiaries and is material to the operation of their businesses. It is the Company's, the Purchased Companies' and their Subsidiaries' practice to scan all Software and data residing on Company's, the Purchased Companies' and their Subsidiaries' computer network with a commercially available and up-to-date virus scan software. Software that is used by the Company in the manufacturing of, or that is incorporated in, the products of the Company, the Purchased Companies or any of their Subsidiaries contain no "viruses." For the purposes of this Agreement, "virus" means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware including worms, bombs, backdoors, clocks, timers, or other disabling device code, designs or routines which causes the Software to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command by any Person, excluding any standard access key, timers or similar devices designed to limit access of customers to properly purchased or licensed features or usage levels.

            (k) All original equipment manufacturers and suppliers of components, parts and Software that are incorporated into Company's, the Purchased Companies' or any of their Subsidiaries' products have agreed to indemnify the Company, the Purchased Companies or any of their Subsidiaries for claims that the manufacture, use, sale, offer for sale, or import of such components, parts and/or Software infringe or violate any Intellectual Property rights of a third party.

            (l) Except pursuant to the Intellectual Property Licenses set forth in Section 4.14(e), of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in (i) the Purchaser being bound by any non-compete or other restriction on the operation of any business of the Purchaser; (ii) the granting by the Purchaser of any rights or licenses to any Intellectual Property of the Purchaser to a third party; (iii) a material expansion of the scope of obligations that are currently owed by the Company, the Purchased Companies or any of their Subsidiaries; or
(iv) the loss or impairment of the Company's, the Purchased Companies' or any of their Subsidiaries' rights under any Company Intellectual Property.

            4.15 Material Contracts. Section 4.15 of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company, the Purchased Companies or any of their Subsidiaries is a party or by which it is bound under which there are continuing obligations (other than confidentiality restrictions) and other than the Company Plans and Contracts made after the date hereof as permitted by or in compliance with Section 6.2 (collectively, the "Material Contracts"): (i) Contracts with any current officer or director of the Company, the Purchased Companies or any of their Subsidiaries; (ii) Contracts with any labor union or association representing any employee of the Company, the Purchased Companies or any of their Subsidiaries; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;
(iv) Contracts for the sale of any of the assets of the Company, the Purchased Companies or any of their Subsidiaries other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) Contracts containing covenants of the Company, the Purchased Companies or any of their Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company, the Purchased Companies or any of their Subsidiaries in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Company, the Purchased Companies or any of their Subsidiaries of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; (ix) any distributor, supplier (as such term is used in the Company SEC Documents), advertising, agency or manufacturer's representative Contract; (x) agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to the Liability or Indebtedness of any other Person; (xi) trust indenture, mortgage, promissory note, loan agreement or
(xii) other Contracts, other than Real Property Leases, which involve the expenditure by the Company, the Purchased Companies or any of their Subsidiaries of more than $150,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof or are otherwise material to the Company, the Purchased Companies and any of their Subsidiaries taken as a whole. The Company, the Purchased Companies and their Subsidiaries have provided or made available to the Purchaser true and complete copies of all of the written Material Contracts and written summaries of the material terms of all of the oral Material Contracts. All of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Company, the Purchased Companies and/or any of their Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the Company, the Purchased Companies or any of their Subsidiaries is in default in any material respect under any Material Contract, nor, to the Knowledge of the Company, the Purchased Companies or any of their Subsidiaries, is any other party to any Material Contract in default thereunder in any material respect.

            4.16  Employee Benefits Plans.

            (a) Section 4.16(a) of the Company Disclosure Schedule sets forth a correct and complete list, by country, of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each bonus, stock option, stock purchase, incentive, deferred compensation, retirement, severance and other employee benefit plans, programs and arrangements, and each employment and compensation agreement (other than employment agreements that do not provide for severance, change in control or similar payments), which is maintained, contributed to, or required to be contributed to by the Company, the Purchased Companies, any of their Subsidiaries or any ERISA Affiliates for the benefit of any current or former employee, director or consultant of the Company, the Purchased Companies or any of their Subsidiaries (each an "Employee"), or with respect to which the Company, any of the Purchased Companies, or any of their Subsidiaries has or may have any liability or obligation (collectively, the "Company Plans").

            (b) The Company has provided or made available to Purchaser correct and complete copies of: (i) each Company Plan and all material amendments thereto, all related trust documents, and all material written agreements and contracts that are currently in effect relating to each Company Plan; (ii) each material consulting, relocation or repatriation agreement between the Company, the Purchased Companies, or any of their Subsidiaries and any Employee; (iii) the two most recent tax returns (if any) for each Company Plan, if any; (iv) the most recent summary plan description, if any, with respect to each Company Plan; (v) the last approval letter, if any, from any Governmental Body relating to favorable tax treatment with respect to each Company Plan; (vi) all material correspondence to or from any governmental agency pertaining to any of the Company Plans, in each case which was sent or received in the last two years; (vii) a list of all retirement plans terminated by the Company, the Purchased Companies or any of their Subsidiaries; (viii) all discrimination tests, if any, for each Company Plan for the most recent two plan years; (ix) the last two annual actuarial valuations, if any, prepared for each Company Plan; (x) if the Company Plan is funded, the most recent annual and periodic accounting of the Company Plan's assets; (xi) all material communications to Employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Company Plan or proposed Company Plan that were given within the last year; and (xii) all prospectuses prepared in connection with any Company Plan. None of the Company, the Purchased Companies or any of their Subsidiaries has announced a plan or legally binding commitment to create any additional Company Plans with respect to any Employees or to amend or modify any Company Plans, except as contemplated by this Agreement.

            (c) Neither the Company nor any ERISA Affiliate within the United States sponsors, maintains or contributes or has ever sponsored, maintained or contributed to (i) any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any "multiemployer plan," as defined in Section 3(37) of ERISA, or
(iii) any plan described in Section 413 of the Code. All liabilities with respect to Company Plans that provide health benefits that are not fully insured through an insurance contract are accrued in compliance with GAAP and all such Company Plans are covered by stop-loss insurance policies that have been previously provided to Purchaser. No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

            (d) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and none of the Company, the Purchased Companies or any of their Subsidiaries or any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA or is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. None of the Company, the Purchased Companies or any their Subsidiaries, nor any officer or director of the Company, any of the Purchased Companies or any of their Subsidiaries, has any liability under
Section 4975 through 4980B of the Code or Title I of ERISA, except for the continuation of health care benefits under the Company Plans in the ordinary Course of Business.

            (e) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Company Plan required to be registered or approved by a Governmental Body has been registered with, or approved by, and has been maintained, in all material respects, in good standing with the applicable Governmental Body and nothing has occurred with respect to the operation of such Company Plans which is reasonably likely to cause the loss of such good standing or the imposition of any material liabilities, penalty or tax under applicable law.

            (f) Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code has been operated in a manner that is intended to meet such requirements.

            (g) None of the Company, the Purchased Companies or any of their Subsidiaries is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

            (h) None of the Company, the Purchased Companies or any of their Subsidiaries has violated Section 402 of the Sarbanes-Oxley Act of 2002.

            (i) The present value of the accrued benefit liabilities (whether or not vested) under each Company Plan that is maintained outside the United States primarily for the benefit of persons substantially all of whom are not resident in the United States that provides pension, retirement, early retirement, profit-sharing, deferred compensation or other similar benefits (each, a "Non-U.S. Retirement Plan"), determined as of the date of this Agreement, either does not exceed the current value of the assets of such Non-U.S. Retirement Plan allocable to such benefit liabilities or any such excess has been accrued and reflected in the Balance Sheet. All benefits (whether or not vested) earned by Employees that will be payable after the date of this Agreement, under each Non-U.S. Retirement Plan are properly accrued and reflected in the Balance Sheet (except for benefits (whether or not vested) earned by employees in the Ordinary Course of Business after the Balance Sheet
Date). Section 4.16(i) of the Company Disclosure Schedule sets forth each unfunded Company Plan whose accrued Liabilities are not reflected in the Balance Sheet.

            (j) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except for any insignificant delays or delinquencies, and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid in accordance with the applicable Company Plan, or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet (except for Liabilities for contributions or payments accruing in the Ordinary Course of Business after the Balance Sheet Date).

            (k) Neither the Company nor any ERISA Affiliate or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

            (l) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor, to the Knowledge of the Company, are there any facts that would reasonably be expected to form the basis for any such claim or lawsuit.

            (m) There is no material violation of ERISA, the Code or other applicable Laws with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the applicable Governing Body or the furnishing of such documents to the participants in or beneficiaries of the Company Plans. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.

            (n) None of the Company Plans provides for post-employment life, disability (except for disability benefits based on pre-termination events) or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required by applicable Law (including, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, if and to the extent such requirements are applicable.

            (o) Except as contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (whether alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. No Company Plan provides for severance or change of control benefits or a notice period upon termination of employment of more than three (3) months.

            (p) No payment or benefit which has been, will be or may be made pursuant to the Agreement or by the Company, the Purchased Companies, or any of their Subsidiaries with respect to any Person may be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

            (q) No stock or other security issued by the Company, the Purchased Companies or any of their Subsidiaries forms or has formed a material part of the assets of any Company Plan, except for the Company Stock Plans and ESPP. All securities issued to Employees pursuant to Company Plans have been issued in compliance with applicable Laws.

The Company, the Purchased Companies and their Subsidiaries have withheld and reported all amounts required to be withheld and reported pursuant to applicable Laws with respect to securities issued to Employees located outside of the United States pursuant to Company Plans and Section 4.16(q) of the Company Disclosure Schedule sets forth a correct and complete list of all jurisdictions where the Company, the Purchased Companies or their Subsidiaries may be liable for social taxes with respect to securities issued to Employees located outside of the United States.

            (r) None of the Company, the Purchased Companies or any of their Subsidiaries is liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company, the Purchased Companies or any of their Subsidiaries under any worker's compensation policy or long-term disability policy (other than routine claims for benefits). None of the Company, the Purchased Companies or any of their Subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

            4.17 Employees and Labor. None of the Employees is represented in his or her capacity as an employee of the Company, the Purchased Companies or any of their Subsidiaries by any labor organization. None of the Company, the Purchased Companies or any of their Subsidiaries has recognized any labor organization, or has any labor organization been elected as the collective bargaining agent of any Employees. None of the Company, the Purchased Companies or any of their Subsidiaries has entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees, pending or threatened, nor has there ever been union representation involving any of the Employees in the Employees' capacities as employees of the Company, the Purchased Companies or any of their Subsidiaries. There is no picketing, pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees, pending, or to the Knowledge of the Company, threatened; nor to the Knowledge of the Company is there any reasonable basis for such actions. There are no complaints, charges or claims against the Company, the Purchased Companies or any of their Subsidiaries pending or, to Knowledge of the Company threatened, to be brought by or filed with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, the Purchased Companies or any of their Subsidiaries, of any individual, and to the Knowledge of the Company, there is no reasonable basis for any such complaint, charge or claim. Each of the Company, the Purchased Companies and their Subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state, local, national or foreign "mass layoff" or "plant closing" Law in all applicable jurisdictions relating to the employment of labor ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no

"mass layoff" or "plant closing" (as defined by WARN) with respect to the Company, the Purchased Companies or any of their Subsidiaries within the six (6) months prior to Closing.

            4.18 Litigation. There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of the Company, threatened against the Company, the Purchased Companies or any of their Subsidiaries (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or key employees of the Company, the Purchased Companies or any of their Subsidiaries with respect to their business activities on behalf of the Company, the Purchased Companies or any of their Subsidiaries), or to which the Company, the Purchased Companies or any of their Subsidiaries is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the Knowledge of the Company, is there any reasonable basis for any such action, proceeding, or investigation. None of the Company, the Purchased Companies or any of their Subsidiaries is subject to any Order except to the extent the same are not reasonably likely to have a Material Adverse Effect, and none of the Company, the Purchased Companies or any of their Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it.

            4.19  Compliance with Laws; Permits.

            (a) The Company, the Purchased Companies and their Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to their business or operations. None of the Company, the Purchased Companies or any of their Subsidiaries has received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Company, none of the Company, the Purchased Companies or any of their Subsidiaries is under investigation with respect to the violation of any Laws and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to form the basis for any such violation. The Company, the Purchased Companies and their Subsidiaries currently have all Permits which are required for the operation of the Business as presently conducted.

            (b) None of the Company, the Purchased Companies or any of their Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the knowledge of the Company there are no facts or circumstances which would reasonably form the basis for any such default or violation.

            4.20  Environmental Matters.

            (a) The operations of the Company, the Purchased Companies and their Subsidiaries are and have been in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining in good standing and complying with all Permits required by Environmental Laws ("Environmental Permits") and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit. To the Knowledge of the Company, no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

            (b) None of the Company, the Purchased Companies or any of their Subsidiaries is the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.

            (c) No claim has been made or is pending, or to the Knowledge of the Company, threatened against the Company, the Purchased Companies or any of their Subsidiaries alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law.

            (d) No facts, circumstances or conditions exist with respect to the Company, the Purchased Companies or any of their Subsidiaries or any property currently or formerly owned, operated or leased by the Company, the Purchased Companies or any of their Subsidiaries or any property to which the Company, the Purchased Companies or any of their Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company, the Purchased Companies or any of their Subsidiaries incurring unbudgeted Environmental Costs and Liabilities.

            (e) There are (i) no pending investigations of the business, operations, or currently, or previously owned, operated or leased property of the Company, the Purchased Companies or any of their Subsidiaries that could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Laws and (ii) to the Knowledge of the Company, there are no investigations threatened against the business, operations, or currently or previously, owned operated or leased property of the Company, the Purchased Companies or any of their Subsidiaries that would reasonably be expected to lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Laws.

            (f) There is not located at any of the properties of the Company, the Purchased Companies of any of their Subsidiaries any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls.

            (g) The transaction contemplated hereunder does not require the consent of or filings with any governmental authority with jurisdiction over the Company, the Purchased Companies or any of their Subsidiaries and environmental matters, and no real estate owned or leased by the Company, the Purchased Companies or any of their Subsidiaries is located in New Jersey or Connecticut.

            (h) The Company, the Purchased Companies and their Subsidiaries have provided or made available to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that (i) have been performed with respect to the currently or previously owned, leased or operated properties of the Company, the Purchased Companies or any of their Subsidiaries, and (ii) are possessed by the Company, the Purchased Companies or any of their Subsidiaries.

            4.21 Insurance. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company, the Purchased Companies or any of their Subsidiaries or any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Knowledge of the Company, none of the Company, the Purchased Companies or any of their Subsidiaries is in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

            4.22  Inventories; Receivables; Payables.

            (a) Except to the extent reflected in the Balance Sheet, the inventories of the Company, the Purchased Companies and their Subsidiaries are usable and, with respect to finished goods, are in good and marketable condition, and are saleable in the Ordinary Course of Business. Adequate reserves have been reflected in the Balance Sheet for shorts, obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

            (b) All accounts receivable of the Company, the Purchased Companies or any of their Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice. All accounts receivable of the Company, the Purchased Companies and their Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

            (c) All accounts payable of the Company, the Purchased Companies and their Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

            4.23 Related Party Transactions. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this agreement, none of the Company, the Purchased Companies or any of their Subsidiaries is indebted to any director, officer or employee of the Company, the Purchased Companies or any of their Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses) and no such person is indebted to the Company, the Purchased Companies or any of their Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

            4.24 Customers and Suppliers. Section 4.24 of the Company Disclosure Schedule sets forth a list of the twenty (20) largest customers and the twenty (20) largest suppliers of the Company, the Purchased Companies and their Subsidiaries (as such term is used in the Company SEC Documents), taken as a whole, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended May 31, 2004, showing the approximate total sales by the Company, the Purchased Companies and their Subsidiaries to each such customer and the approximate total purchases by the Company, the Purchased Companies and their Subsidiaries from each such supplier, during such period. Since May 31, 2004, to the Knowledge of the Company, there has not been any material adverse change in the business relationship of the Company, the Purchased Companies or any of their Subsidiaries with any customer or supplier listed on Section 4.24 of the Company Disclosure Schedule.

            4.25 Banks. Section 4.25 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company, the Purchased Companies or any of their Subsidiaries have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company, the Purchased Companies or any of their Subsidiaries.

            4.26 Vote Required. The affirmative vote of a two-thirds (2/3) majority of the valid votes cast at the Company Shareholders Meeting either in person or by proxy or any adjournment or postponement thereof, which a two-thirds (2/3) majority represents a majority of the issued share capital (the "Company Shareholder Approval"), is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement, the Transaction and the transactions contemplated hereby.

            4.27 Financial Advisors. Except for Perseus Advisors, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, the Purchased Companies or any of their Subsidiaries in connection with the transactions contemplated by this Agreement or is entitled to any fee, commission or reimbursement of expenses or like payment in respect thereof.

            4.28 Opinion of Financial Advisor. The Company has received the opinion of Perseus Advisors, LLC to the effect that, as of the date hereof, the Purchase Price is fair to the Company from a financial point of view.

            4.29 Title to Purchased Assets; Sufficiency. The Company, the Purchased Companies and their Subsidiaries own and have good title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the properties and assets used in or held for use in the Business (other than the Excluded Assets) and are sufficient for Purchaser to conduct the Business (other than as it relates to the Excluded Assets) from and after the Closing Date without interruption and in the Ordinary Course of Business as it has been conducted by the Company, the Purchased Companies and their Subsidiaries. Section 4.29 of the Company Disclosure Schedule sets forth all of the assets, properties, material Contracts, and registered Intellectual Property related to the Business held by and in the name of the Company.

            4.30 No Misrepresentation. Neither this Agreement (including the Company Disclosure Schedule) nor any document, certificate or instrument furnished in connection therewith contains, with respect to the Company, the Purchased Companies and their Subsidiaries, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company there is no fact which has or would reasonably be expected in the future to result in a Material Adverse Effect and which has not been set forth in the Company SEC Documents or in this Agreement (including the Company Disclosure Schedule).

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            The Purchaser hereby represents and warrants to the Company that:

            5.1 Organization and Good Standing. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware.

            5.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement, the Voting Agreements, the Non-Competition Agreements, the Assignment and Assumption Agreement, the Indemnity Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement, the Voting Agreements, the Non-Competition Agreements, the Assignment and Assumption Agreement and the Indemnity Agreement have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement and the Voting Agreements have been, and at or prior to the Closing, the Non-Competition Agreements, the Assignment and Assumption Agreement and the Indemnity Agreement will be, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Voting Agreements constitutes, and the Non-Competition Agreements, the Assignment and Assumption Agreement and the Indemnity Agreement (when so executed and delivered) will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            5.3   Conflicts; Consents of Third Parties.

            (a) Neither of the execution and delivery by the Purchaser of this Agreement, the Voting Agreements, the Assignment and Assumption Agreement and the Indemnity Agreement, nor the compliance by the Purchaser with any of the provisions hereof or thereof will

(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Purchaser is bound, except, in the case of clauses
(ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, condition (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.

            (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, the Voting Agreements, the Non-Competition Agreements, the Assignment and Assumption Agreement and the Indemnity Agreement or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with (i) the applicable requirements of the HSR Act or (ii) other Antitrust Laws.

            5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

            5.5 Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

            5.6 Financial Advisors. Except for Morgan Stanley & Co. Incorporated, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

            6.1   Access to Information; Confidentiality.

            (a) The Company agrees that, prior to the Closing Date, the Purchaser shall be entitled, at its expense and through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company, the Purchased Companies and their Subsidiaries and such examination of the books, records and financial condition of the Company, the purchased Companies and their Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate, and shall cause the Company, the Purchased Companies and their Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Purchased Companies and their Subsidiaries, the Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company, the Purchased Companies and their Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

            (b) From and after the Closing until the date the Company is fully and finally liquidated and dissolved (i) the Company may retain copies of such financial information and similar records relating to any period prior to the Closing as will be required for the Company and its representatives to prepare and file the Company Tax Returns and effectuate the Company's liquidation and dissolution (the "Retained Records") and (ii) the Purchaser shall provide the Company and its representatives with access (upon reasonable notice and at reasonable times during normal business hours and in such a manner as to not interfere with the Purchaser's normal business operations) to such financial information and similar records. Except for such Retained Records that the Company may be required pursuant to applicable Law to retain for a period of time subsequent to the Company's dissolution and liquidation, on or prior to the date the Company is fully and finally liquidated and dissolved, the Company shall return all copies of the Retained Records to the Purchaser; provided, that any Retained Records so retained by the Company shall be returned to the Purchaser when no longer required under applicable Law to be retained by the Company.

            (c) Except for disclosures expressly permitted by the terms of the Bilateral Confidentiality Agreement dated as of June 21, 2004, between Purchaser and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Purchaser shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

            6.2   Conduct of the Business Pending the Closing.

            (a) Except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth on Schedule 6.2(a), (iii) as Purchaser may consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and (iv) to the extent prohibited by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, the Purchased Companies or their Subsidiaries, the Company shall, and shall cause the Purchased Companies and their Subsidiaries to:

            (i) conduct the respective businesses of the Company, the Purchased Companies and their Subsidiaries only in the Ordinary Course of Business;

            (ii) use commercially reasonable efforts to (A) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company, the Purchased Companies and their Subsidiaries and (B) preserve its present relationship with Persons having business dealings with the Company, the Purchased Companies and their Subsidiaries;

            (iii) (A) maintain all of the assets and properties of the Company, the Purchased Companies and their Subsidiaries in their current condition, ordinary wear and tear excepted and (B) maintain (to the extent available) insurance upon all of the properties and assets of the Company, the Purchased Companies and their Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

            (iv) (A) maintain the books, accounts and records of the Company, the Purchased Companies and their Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business utilizing normal procedures and without discounting, deferring or accelerating payment of such accounts except for such actions taken in the Ordinary Course of Business that individually, and in the aggregate, are not material, and (C) use its commercially reasonable efforts to comply with all contractual and other obligations applicable to the operation of the Company, the Purchased Companies and their Subsidiaries; and

            (v) comply in all material respects with applicable laws, including, without limitation, Environmental Laws.

            (b) Except as otherwise expressly permitted by this Agreement or as provided on Schedule 6.2(b), and except to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, the Purchased Companies or their Subsidiaries, the Company shall not, and shall cause the Purchased Companies and their Subsidiaries not to (without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed):

            (i) (A) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company, any of the Purchased Companies or any Subsidiaries, other than dividends or distributions by a wholly-owned subsidiary of a Purchased Company to such Purchased Company (or other than in connection with compliance with Section 6.16), or (B) other than pursuant to existing written Contracts listed on Schedule 6.2(b)(i), repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company, the Purchased Companies and their Subsidiaries;

            (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company, the Purchased Companies or any of their Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company, the Purchased Companies or any of their Subsidiaries, except that the Company may (A) grant stock options under the Company Stock Plans in the Ordinary Course of Business; (B) issue shares of Company Common Stock pursuant to the ESPP and upon the exercise of options outstanding on the date hereof (or that are granted or issued after the date of this Agreement in compliance with this Agreement) under the Company Stock Plans; and (C) issue shares of Company Common Stock upon the exercise of Warrants or conversion of Convertible Securities;

            (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company, the Purchased Companies or any of their Subsidiaries;

            (iv) amend the certificate of incorporation, articles of association, bylaws or other organizational documents of the Company, the Purchased Companies or any of their Subsidiaries;

            (v) (A) increase the annual level of compensation (including equity compensation, whether payable in cash, stock or other property) of any employee, director or consultant of the Company, the Purchased Companies or any of their Subsidiaries, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company, the Purchased Companies or any of their Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment (other than to the extent providing for "at-will" employment and without severance), deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company, the Purchased Companies or any of their Subsidiaries is a party or involving a director, officer or employee of the Company, the Purchased Companies or any of their Subsidiaries in his or her capacity as a director, officer or employee of the Company, the Purchased Companies or any of their Subsidiaries; provided, however, that notwithstanding the foregoing, the Company may amend the Company Stock Plans to accelerate the vesting of options issued under the Company Stock Plans in connection with the Transaction;

            (vi) except for trade payables incurred in the Ordinary Course of Business and amounts outstanding under existing credit facilities as of the date of this Agreement, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person; provided that the Purchased Companies and their Subsidiaries may borrow or draw down under existing credit facilities so long as the aggregate principal amount outstanding thereunder as of the Effective Time does not exceed the amount outstanding thereunder as of the date of this Agreement;

            (vii) subject to any Lien (except for Permitted Exceptions and leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company, the Purchased Companies or any of their Subsidiaries;

            (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company, the Purchased Companies and their Subsidiaries except sales of products to customers in the Ordinary Course of Business; provided, however, that the Company may sell, transfer or convey its shares of capital stock of Metron Technology (Hong Kong) Limited, Metron Technology (Far East) Limited or Metron Technology (Nordic) AB to one or more Purchased Companies or Subsidiaries selected in consultation with the Purchaser (it being understood that, effective upon such sale, assignment, transfer or conveyance, the entity whose shares have been sold, assigned, transferred or conveyed shall be deemed, for purposes of this Agreement, to be a "Subsidiary" and not a "Purchased Company").

            (ix) cancel or compromise any debt or claim or waive or release any material right of the Company, the Purchased Companies or any of their Subsidiaries except pursuant to existing Contracts listed in Schedule 6.2(b)(ix);

            (x) enter into any commitment for capital expenditures of the Company, the Purchased Companies and their Subsidiaries in excess of $25,000 for any individual commitment and $250,000 per quarter for all commitments in the aggregate;

            (xi) enter into, modify or terminate any labor or collective bargaining agreement of the Company, the Purchased Companies or any of their Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company, the Purchased Companies or any of their Subsidiaries;

            (xii) introduce any material change with respect to the operation of the Company, the Purchased Companies or any of their Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, take any action to cause any material change in any contribution of its product or service lines to its revenues or net income, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

            (xiii) permit the Company, the Purchased Companies or any of their Subsidiaries to enter into any transaction or to make or enter into any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

            (xiv) permit the Company, the Purchased Companies or any of their Subsidiaries to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

            (xv) enter into any Contract or transaction between the Company on one hand and any Purchased Company or their Subsidiaries on the other hand;

            (xvi) (A) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes or (B) except as required by applicable law or GAAP, make any change to any of its Tax or reporting or accounting practices, methods or policies;

            (xvii) enter into any contract or agreement or commitment which restrains, restricts, limits or impedes the ability of the Company, the Purchased Companies or any of their Subsidiaries to compete with or conduct any business or line of business in any geographic area;

            (xviii) change its fiscal year, revalue any of its assets or except as required under GAAP or applicable Law, make any changes in financial accounting methods, principles or practices except as required by GAAP or by a Governmental Body and as concurred to by the Company's independent public accountants;

            (xix) commence or settle any Legal Proceeding;

            (xx) enter into any Contract that if in effect as of the date hereof would be a Material Contract, other than Contracts of the type set forth on Schedule 6.2(b)(xx); or

            (xxi) agree to do anything prohibited by this Section 6.2 or anything which would reasonably be expected to result in the condition set forth in Section 7.2(a) not being satisfied.

            6.3   Consents.

            (a) Subject to Section 6.19, the Company shall use its commercially reasonable efforts, and the Purchaser shall cooperate with the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.6(b) and any consents or approval required for the transfer of the Contracts set forth on
Schedule 1.1(c).

            (b) If any required consent to the assignment of any Contract to which the Company is a party is not obtained as of the Closing, such Contract shall be an Excluded Asset and shall not be assigned to the Purchaser; provided, however, if any such consent is not obtained prior to the Closing, the Company and the Purchaser shall, subject to Section 6.19, cooperate with each other as reasonably requested by the other party during the period between the Closing Date and the date upon which the Company may file its final Tax Return as contemplated by Section 6.20 (the "Dissolution Period") in order to obtain, at the expense of the Purchaser, the required consent to assignment. If such consent is obtained following the Closing, such Contract shall become a Purchased Contract as of the date such consent is obtained and shall be deemed to be included on Annex A to the Assignment and Assumption Agreement and the Purchaser shall promptly provide the Company with a copy of the Assignment and Assumption Agreement and the annex thereto evidencing such inclusion.

            6.4   Filings with Governmental Bodies.

            (a) Each of the Purchaser and the Company shall (a) make or cause to be made all filings required of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within fifteen (15) Business

Days in the case of all other filings required by other Antitrust Laws, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of drafts filings to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the Federal Trade Commission, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings related to the transaction contemplated by this Agreement. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry related to the transactions contemplated by this Agreement without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto under the HSR Act or other Antitrust Laws. The Company and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Company or Purchaser, as the case may be).

            (b) Each of Purchaser and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate competition, mergers or actions having the purpose or effect of monopolization or restraint of trade or significant impediment to effective competition or the creation or strengthening of a dominant position (collectively, the "Antitrust Laws"). Each of Purchaser and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Purchaser or any of its Affiliates nor the Company shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses product lines or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses,
(iii) to waive any of the conditions set forth in Article

VII of this Agreement or (iv) to contest any Legal Proceedings relating to the transactions contemplated by this Agreement.

            6.5   Other Actions.

            (a) The Company and the Purchaser shall use their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

            (b) From time to time following the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser, and to assure fully to the Company and its successors and assigns, the assumption by the Purchaser of the Assumed Liabilities, under this Agreement and the transactions contemplated hereby.

            6.6   Non Negotiation; Non-Solicitation.

            (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action intended to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.6(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Boards determine in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to result in a Company Superior Proposal, and which Company Takeover Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 6.6(a), the Company may, if its Supervisory Board determines in good faith (after consultation with outside legal counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders, employees and other stakeholders of the Company under applicable Law, and subject to compliance with
Section 6.6(c) and after giving Purchaser written notice of such determination,
(A) furnish information
with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information is provided to Purchaser prior to or substantially concurrent with the time it is provided to such person, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

            For purposes of this Agreement, "Company Takeover Proposal" shall mean any, inquiry, proposal or offer from any Person for (a) a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) the issuance of twenty percent (20%) or more of the equity securities of the Company as consideration for the assets or securities of another Person or (c) the purchase or acquisition in any manner, directly or indirectly, twenty percent (20%) or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent twenty percent (20%) or more of the total consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement.

            For purposes of this Agreement, "Company Superior Proposal" shall mean any bona fide offer made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company, which the Supervisory Board of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Transaction (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

            (b)   Neither the Company Boards nor any committee thereof shall (i)
(A) withdraw (or modify in a manner adverse to Purchaser), or propose to withdraw (or modify in a manner adverse to Purchaser), the approval, recommendation or declaration of advisability by such Company Boards or any such committee thereof of this Agreement or the Transaction or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 6.6(a)). Notwithstanding the foregoing, each of the Company Boards may make a Company Adverse Recommendation Change (i) if such Company Board determines in good faith (after consultation with outside legal counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders, employees or other stakeholders of the Company under applicable Law and (ii) the Company has complied with all other provisions of this Section 6.6; provided, however, that no Company Adverse Recommendation Change may be made until after the fifth (5) business day following Purchaser's receipt of written notice from the Company (an "Adverse Recommendation Notice") advising Purchaser that the Company Boards intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Company Superior Proposal, if any (it being understood and agreed that any amendment to the financial terms or other material terms of any Company Superior Proposal shall require a new Adverse Recommendation Notice and a new five (5) business day period). In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, the Company Boards shall take into account any changes to the terms of this Agreement proposed by Purchaser in response to an Adverse Recommendation Notice or otherwise.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.6, the Company shall promptly (but in any event within 24 hours or receipt thereof) advise Purchaser orally and in writing of any Company Takeover Proposal or request for information that would reasonably be expected to lead to or contemplates any Company Takeover Proposal, or any inquiry that would reasonably be expected to lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry, with a copy of any written Company Takeover Proposal or inquiry. The Company shall (i) keep Purchaser informed of the status and details (including any change to the terms thereof) of any such request, Company Takeover Proposal or inquiry and
(ii) provide to Purchaser as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any such request, Company Takeover Proposal or inquiry.

            (d) Nothing contained in this Section 6.6 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the shareholders of the Company if, in the good faith judgment of the Company Boards (after consultation with outside legal counsel), failure to so disclose would constitute a violation of its fiduciary duties or applicable Law; provided, however, that in no event shall the Company or its Company Boards or any committee thereof take, or agree or resolve to take, any action prohibited by
Section 6.6(b).

            6.7 Publicity. None of the Company, the Purchased Companies or any of their Subsidiaries or the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby (except in connection with press releases or public announcements to be issued with respect to actions permitted to be taken by the Company or the Company Boards in accordance with Section 6.6) without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Company, disclosure is otherwise required by applicable Law or by the applicable rules of the Nasdaq National Market or the Company, provided that, to the extent required by applicable law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof; and provided, further, however, that each of the Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Purchaser and the Company or previously approved by the Purchaser or the Company, as applicable pursuant to this Section 6.7 and do not disclose additional information beyond that contained in such previous joint or approved communications.

            6.8 Company Stock Options and Other Awards. Purchaser shall not assume any options or other awards under the Company Stock Plans or the ESPP or any other option, warrant or other convertible security of the Company, the Purchased Companies or their Subsidiaries. The Company shall fully accelerate the vesting of all options and other awards under the Company Stock Plans at or prior to the Effective Time. Following the Closing, the Company shall take all actions necessary to ensure that outstanding options under the Company Stock Plans are cancelled in exchange for payments of cash by the Company to the holders equal to the positive difference (if any) between the value of the underlying Company Common Stock and the exercise price of such options, less applicable tax withholding.

            6.9 Use of Name. The company hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser, the Purchased Companies and their Subsidiaries shall have the sole right to the use of the names set forth on Schedule 6.9, and the Company shall not, and shall not cause or permit any Affiliate to, use such names or any variation or simulation thereof; provided, however, the Company make reference to the former name of the Company in connection with the liquidation and winding up of the Company. On or prior to the Closing Date, the Company shall effect a change in its name to such other name that is not similar or susceptible to confusion with Metron Technology N.V.

            6.10  Environmental Matters.

            (a) The Company shall permit, and the Company shall cause the Purchased Companies and their Subsidiaries to permit, Purchaser and Purchaser's environmental consultant, to conduct, at the sole expense of the Purchaser, such investigations (including investigations known as "Phase I" environmental Site Assessments) of the environmental conditions of any of the company Properties and the operations conducted there at (subject to any limitations contained in valid, previously executed leases) as Purchaser, in its sole discretion, shall deem necessary or prudent ("Purchaser's Environmental Assessments"). Purchaser's Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable laws and in a manner that minimizes the disruption of the operations of the Company, the Purchased Companies and their Subsidiaries, as the case may be.

            6.11 Employee Bonus Incentive Plan. Prior to the Closing Date, Purchaser shall adopt the employee bonus incentive plan (the "Employee Bonus Incentive Plan") in substantially the form attached hereto as Exhibit C; provided, however, (i) that the financial provisions of such Employee Bonus Incentive Plan related to the persons identified on Schedule 7.2(i) and Schedule 7.2(k) (collectively, the "Key Employees") may not be changed between the date of this Agreement and the Effective Time, (ii) the offer letters presented to the Key Employees prior to the date of this Agreement shall not be amended or modified without the consent of the respective Key Employee and (iii) that the non- financial provisions of such Employee Bonus Incentive Plan related to the Key Employees may not be changed in any material respect between the date of this Agreement and the Effective Time. No later than five business days prior to the Closing Date, the Company shall provide Purchaser the proposal required by the terms of the Employee Bonus Incentive Plan.

            6.12 Updated Schedules. The Company Disclosure Schedule shall be updated by the Company, as provided in this Section 6.12, and delivered to the Purchaser at the Closing (collectively, the "Updated Schedules"). The Updated Schedules shall be updated as of the Closing Date to reflect changes occurring between the date hereof and the Closing Date to the information set forth in response to the corresponding representations and warranties; provided, that, no such changes or Updated Schedules shall affect the representations and warranties (and corresponding Schedules) made as of the date hereof.

            6.13  Preparation of the Company Proxy Statement; Shareholders
Meeting.

            (a) As soon as practicable following the date of this Agreement, (i) the Company shall prepare and file with the SEC the Company Proxy Statement and
(ii) Purchaser shall promptly provide to the Company any information required for inclusion in the Company Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. The Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Company Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the date of this Agreement. The Company shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Company Proxy Statement and shall provide Purchaser with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Company Proxy Statement, Purchaser shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. Notwithstanding the foregoing, prior to filing or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Purchaser an opportunity to review and comment on such document or response. If at any time prior to the Effective Time any information relating to the Company or any of its respective Affiliates, directors or officers, should be discovered by the Company which should be set forth in an amendment or supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify the Purchaser and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

            (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") solely for the purpose of obtaining the Company Shareholder Approval and any other matter to facilitate the Transaction and the other transactions contemplated hereby and those matters set forth on Schedule 6.13(b). Subject to Section 6.6(b), the Company shall, through its Company Boards, recommend to its shareholders approval of the Transaction. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 6.13(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Supervisory Board of the Company or any committee thereof of such Supervisory Board or such committee's approval or recommendation of this Agreement or the Transaction.

            6.14  Employee Benefits.

            (a) Effective no later than the day immediately preceding the Effective Time, the Company and its ERISA Affiliates, as applicable, shall each terminate (i) any and all Company Plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the "401(k) Plans") (unless Purchaser provides written notice to the Company that such 401(k) Plans shall not be terminated at least five days prior to the Closing
Date) and (ii) any and all group severance, retention, separation or salary continuation plans, programs or arrangements (collectively, "Terminated Company Plans"). Unless Purchaser provides written notice to the Company otherwise, no later than five (5) days prior to the Closing Date, the Company shall provide Purchaser with evidence that the 401(k) Plans and the Terminated Company Plans have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Company Boards or the board of directors of the applicable ERISA Affiliate. The form and substance of such resolutions shall be subject to the prior review and reasonable approval of Purchaser. The Company and the ERISA Affiliates also shall take such other actions in furtherance of terminating such 401(k) Plans and Terminated Company Plans as Purchaser may reasonably require.

            (b) Prior to the Effective Time, the Company, the Purchased Companies and their Subsidiaries shall, to the extent required by applicable Laws, notify and consult with works council in non-US jurisdictions regarding the transactions contemplated by this Agreement and the transfer of employees of the Company, the Purchased Companies and their Subsidiaries to Purchaser or its subsidiaries and shall use commercially reasonable efforts, as reasonably requested by the Purchaser, under applicable Laws to facilitate the Purchaser's hiring of the employees of the Company, the Purchased Companies and their Subsidiaries as of the Effective Time; provided, that such actions shall be subject to the prior review and approval of Purchaser. Prior to the Effective Time, none of the Company, the Purchased Companies or any of their Subsidiaries shall make any representation to Employees regarding post-Closing employment practices, procedures and commitments of the Purchaser, including post-Closing employee benefit plans and compensation, without the prior written approval of Purchaser.

            (c) To the extent permitted by applicable Law and applicable Tax qualification requirements (and subject to any generally applicable break in service or similar rule), Purchaser shall cause the employees of the Company, the Purchased Companies and their Subsidiaries who continue employment with Parent or any of its Affiliates ("Continuing Employees") to be credited with service for the period they were employed by the Company, the Purchased Companies and their Subsidiaries for purposes of eligibility and vesting under its 401(k) plan. Nothing in this Section 6.14(c) shall be construed to entitle any Continuing Employee to continue his or her employment with Purchaser or any of its Affiliates. To the extent permitted by the applicable plans and subject to approval by any applicable insurance carrier, with respect to any health plans in which employees of the Company, the Purchased Companies and their Subsidiaries are eligible to participate after the Effective Time, Purchaser or its affiliates shall waive all limitations as to pre-existing conditions exclusions with respect to participation and coverage requirements applicable to such employees (to the extent such exclusion was waived under applicable health plans offered to such employees by the Company, the Purchased Companies or their Subsidiaries).

            6.15 Insurance. Following the Closing, to the extent permissible under applicable policies, the Purchased Companies and their Subsidiaries shall retain the benefit under any insurance policies, programs and arrangements maintained by the Company under which any of the Purchased Companies are entitled to coverage, of (a) any claims that have been made prior to the Closing under any claims made policies, programs and arrangements, and (b) all occurrence based policies, programs and arrangements in relation to events occurring prior to the Effective Time. The Company shall cooperate with the Purchaser, the Purchased Companies and their Subsidiaries in making and collecting claims under such policies, programs and arrangements. Any moneys paid to the Company in respect of such claims shall be promptly paid over to or as directed by Purchaser.

            6.16 Intercompany Items. Prior to or at the Closing, except as set forth on Schedule 6.16 hereto (a) the Company shall contribute to the Purchased Companies all cash in excess of the amount permitted to be retained pursuant to
Section 1.2(c) and (b) in manner acceptable to the Purchaser, all intercompany arrangements, accounts and agreements between the Company and any of its Affiliates (other than the Purchased Companies and their Subsidiaries), on the one hand, and the Purchased Companies and their Subsidiaries, on the other hand shall be terminated or settled, as of the Effective Time, and all obligations thereunder shall be cancelled and released without any payment being made in respect thereof.

            6.17  Liquidation and Satisfactions of Claims.

            (a) As promptly as practicable following the Closing (subject to Section 6.20), the Company shall proceed to wind up its affairs, satisfy all valid claims of creditors and others having claims against the Company, and distribute any remaining assets to its shareholders, all in full compliance with applicable Law. To the extent that any distribution is subject to withholding or similar taxes, the Company shall withhold the required amounts from such distributions and remit such amounts to the applicable Tax authority as required by Law. In no event shall the Company make any distribution to its shareholders if, after giving effect to such distribution, the Company would be insolvent or unable to pay its debts as they come due, would have remaining liabilities in excess of its remaining assets, or would otherwise be unable to satisfy in full all valid claims against the Company.

            (b) As soon as practicable after execution of this Agreement, the Company shall use all commercially reasonable efforts to institute or continue, as the case may be, the winding up the affairs, dissolution and liquidation as provided for under applicable Law of each of Metron Technology (Hong Kong) Limited, Metron Technology (Far East) Limited and Metron Technology (Nordic) AB.

            6.18  Indemnification, Exculpation and Insurance.

            (a) Purchaser shall, and shall cause the Purchased Companies and their Subsidiaries to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company, the Purchased Companies and their Subsidiaries to the extent provided by the applicable charter or other organizational documents as currently in effect at the date hereof and as previously provided to the Purchaser or as provided for in the Contracts set forth on Schedule 6.18(a), for acts or omissions occurring at or prior to the Effective Time in their capacities as such, with references to the Company thereafter deemed to refer to the Purchaser; provided, however, that neither Purchaser nor any of the Purchased Companies or their Subsidiaries shall have any obligation to indemnify any individual Person under this Section 6.18 with respect to any matter constituting (i) a breach of this Agreement or any of the Transaction Agreements by such Person, (ii) criminal conduct by such Person, (iii) a material violation of any national, state or foreign securities laws by such Person, (iv) bad faith conduct or a breach of any applicable duty of loyalty by such Person, or (v) any other matter in respect of which indemnification would not be permitted for such Person under applicable Law.

            (b) In the event that the Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser or transferee of such assets shall assume the obligations set forth in this Section 6.18.

            (c) Notwithstanding any other provision of this Agreement to the contrary, the indemnitees to whom this Section 6.18 applies shall be third party beneficiaries of this Section 6.18. The provisions of this Section 6.18 are intended to be for the benefit of each such indemnitee, his or her heirs and his or her representatives. The obligations of Parent and the Purchased Companies and their Subsidiaries under this Section 6.18 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this
Section 6.18 applies without the express written consent of such affected indemnitee.

            6.19  Certain Contracts.

            (a) With respect to Contracts to which the Company is a party identified on Schedule 6.19(a) ("Company Contracts"), the Purchaser and the Company shall cooperate between the date hereof and the Closing Date in order to, at the Purchaser's election: (i) obtain any amendment to such Company Contract as specified by the Purchaser, and/or (ii) terminate such Company Contract on terms satisfactory to the Purchaser.

            (b) If the Purchaser and the Company obtain all amendments to such Company Contract, if any, requested by the Purchaser, on or prior to the Closing Date, then such Company Contract shall constitute a Purchased Asset and shall be assigned to the Purchaser or its designee at Closing.

            (c) If all required consents to the termination of any Company Contract that the Purchaser elects to terminate are obtained on or prior to the Closing Date, then such Company Contract shall be terminated as of or prior to the Effective Time, such Company Contract shall be an Excluded Asset and shall not be assigned to the Purchaser.

            (d) If either (i) any amendments to any Company Contract requested by the Purchaser are not obtained, or (ii) any consent to termination of a Company Contract as to which the Purchaser has requested termination are not obtained, then (x) such Company Contract shall be an Excluded Asset and shall not be assigned to the Purchaser.

            (e) In the event any Company Contracts are excluded as Excluded Assets pursuant to Section 6.19(d), the Company, and the Purchaser will cooperate with each other as reasonably requested by the other party during the Dissolution Period in order to obtain, at the expense of the Purchaser, the required amendment or termination of any such Company Contract as contemplated by this Section 6.19.

            (f) With respect to the Contracts to identified on Schedule 6.19(f) which a Purchased Company or a Subsidiary are parties that are not Company Contracts, between the date hereof and the Closing Date, the Company will cooperate with Purchaser, as requested by Purchaser, to obtain an amendment to such Contract satisfactory to the Purchaser or to terminate such Contract on terms satisfactory to the Purchaser. The costs and expenses of any such amendment or termination shall be paid by the Purchaser.

            (g) The Company shall use commercially reasonable efforts to, prior to the Closing, assign such Company Contracts as Purchaser may designate as soon as practicable following the execution of this Agreement to a Purchased Company or a Subsidiary as may be designated by the Purchaser as soon as practicable following the execution of this Agreement.

            6.20  Agreements Regarding Certain Taxes.

            (a) As soon as practicable after the execution of the Agreement, the Company shall commence discussions with the revenue authorities of The Netherlands for the purpose of reaching agreement on the treatment of all material items relevant to the determination of: (i) the amount of surtax to be imposed by The Netherlands on (x) payments made by the Company to holders of the Company's stock options, Warrants and Convertible Securities, and (y) distributions to the Company's shareholders (collectively the "Surtax Liability") and (ii) the amount of dividend Tax the Company is obligated to withhold and remit to The Netherlands from such payments and distributions (the "Withholding Obligations"). For the avoidance of doubt, Purchaser shall be responsible for (i) Withholding Obligations pursuant to Section 6.20 (unless
Section 6.20(g) applies) only with respect to the Initial Cash Payment, and not with respect to the distribution of any other payment, and (ii) the Surtax Liability pursuant to Section 6.20 (unless Section 6.20(g) applies) only with respect to the Initial Cash and payments made to the Company pursuant to this Section 6.20. The Company shall use all commercially reasonable efforts to take any action in accordance with applicable Law and consistent with the dissolution and liquidation of the Company within the period described in Section 6.20(g) that would reduce the amount of the Surtax Liability and Withholding Obligations to be paid to the Company by the Purchaser pursuant to Section 6.20. The Purchaser shall have the right, but not the obligation, to participate in, approve of and/or control in its sole discretion, any such efforts by the Company to reduce the Surtax Liability and Withholding Obligations; provided, however, that such discretion shall be exercised in a manner consistent with the prompt dissolution and liquidation of the Company within the period described in Section 6.20(g). In furtherance thereof (but not as a limitation of the means to used), at the request of the Purchaser, the Company shall (i) cause its employees and advisors to meet and consult with the Purchaser's employees and advisors to formulate strategies for such discussions and prepare for meetings with the revenue authorities; (ii) provide to Purchaser, copies of all correspondence between the Company and the revenue authorities; and (iii) invite a representative of the Purchaser to attend and participate in meetings with the revenue authorities.

            (b) The Company shall make two (2) liquidating distributions to the Company's shareholders (the "Initial Distribution", the "Final Distribution" and collectively, the "Shareholder Distributions"), provided no distribution shall be made to the Company's shareholders (including, without limitation, the holders of the Convertible Securities) unless and until the Company's shareholders have approved the dissolution and liquidation of the Company. As promptly as practicable after the Closing Date and prior to the Initial Distribution, the Company (with the participation of its tax advisors) shall prepare and submit to the Purchaser a calculation of (i) the amount of the liquidating distribution to be paid to the shareholders of the Company in the Initial Distribution ("Initial Purchase Price Distribution"), (ii) the estimated amount of the Surtax Liability arising from the liquidation of the Company (the "Initial Surtax Liability Amount") and (iii) an estimate of the aggregate amount of the Withholding Obligations arising from the Initial Distribution. At the request of the Purchaser, the Company shall promptly deliver to the Purchaser copies of all calculations, work papers and other supporting data relating to such calculations, and drafts of all Tax Returns and other filings to be made with respect to the Taxes described in this Section 6.20. The Company shall, and shall cause its employees, consultants and advisors (including without limitation its tax advisors) to fully cooperate with the Purchaser and its advisors (including Purchaser's accountants) as Purchaser may request in connection with Purchaser's review of such calculations and draft Tax Returns. Purchaser shall have seven (7) Business Days to review and approve or modify the calculations provided by the Company set forth above, and will pay at the conclusion of such seven (7) Business Day period to the Company the Initial Surtax Liability reflected on the calculations as approved or revised by the Purchaser.

            (c) As promptly as practicable after making the Initial Distribution, the Company shall deliver to the Purchaser calculations of the actual amount of any previously estimated Taxes (the "Revised Calculations"). Within fifteen (15) days after the Purchaser receives the Revised Calculations, the Purchaser shall pay to the Company an amount equal to the sum of (i) the actual amount of the Withholding Obligations arising from the Initial Cash Payment Distribution and (ii) the amount of the Withholding Obligation that would arise from the Company's payment of the aggregate remaining amount of the Initial Cash Payment to be distributed to the Company's shareholders in the Final Distribution (the "Final Purchase Price Distribution"), such amount to be calculated at the effective tax rate of the Withholding Obligation for the Initial Distribution. The payments by the Purchaser to the Company pursuant to the foregoing clauses (i) and (ii) shall be in complete satisfaction of the Purchaser's obligations to pay the Company with respect to Withholding Obligations under this Section 6.20.

            (d) No less than thirty (30) days before the date of the Final Distribution, the Company shall prepare and submit to the Purchaser a calculation of (i) the amount of the liquidating distribution to be paid to the shareholders of the Company in the Final Distribution, (ii) the amount of any difference, if any, between the Initial Surtax Liability Amount and the Surtax Liability after the Final Distribution (the "Final Surtax Liability Amount") and
(iii) an estimate of the aggregate amount of the Withholding Obligations arising from the Final Purchase Price Distribution (the "Final Purchase Price Distribution Withholding Obligation"). The Final Purchase Price Distribution Withholding Obligation shall be computed as if the Final Distribution consisted solely of the Final Purchase Price Distribution. At the request of the Purchaser, the Company shall promptly deliver to the Purchaser copies of all calculations, work papers and other supporting data relating to such calculations, and drafts of all Tax Returns and other filings to be made with respect to such Taxes. The Company shall, and shall cause its employees, consultants and advisors (including without limitation its independent accounting advisors) to fully cooperate with the Purchaser and its advisors (including Purchaser's accountants) as Purchaser may request in connection with Purchaser's review of such calculations and draft Tax Returns.

            (e) Purchaser shall have seven (7) Business Days to review and approve or modify the calculations and draft Tax Returns provided by the Company as set forth in Section 6.20(d) above, and will pay to the Company (if the difference reflects an additional Surtax Liability), or receive from the Company (if the difference reflects a lesser Surtax Liability), the Final Surtax Liability Amount reflected on the calculations as approved or revised by the Purchaser. If the actual Final Purchase Price Distribution Withholding Obligation is less than the amount previously paid by the Purchaser to the Company pursuant to Section 6.20(c)(ii), the Company shall promptly pay to the Purchaser an amount equal to such excess.

            (f) The Company shall not file any Tax Returns until the Purchaser has approved the calculations and Tax Returns in connection with Shareholder Distributions. In accordance with the time periods prescribed by applicable Law and as may be determined by the applicable Tax authorities, the Company shall
(A) file the appropriate Tax Returns and make the other appropriate filings with respect to the sale of the Purchased Assets, the Shareholder Distributions and Surtax Liability and the Withholding Obligations, as approved by the Purchaser, and (B) pay all Taxes and other amounts shown to be due thereon. Purchaser shall be responsible for any interest or penalties imposed on the Company with respect to the amounts reflected on the Company's Tax Returns approved by Purchaser other than interest and penalties on any Taxes incurred by the Company after the Effective Time which are not Assumed Liabilities under this Agreement.

            (g) During the six (6) month period beginning from and after the Closing Date (the "Tax Resolution Period"), the Company shall use all commercially reasonable efforts to obtain from the applicable Tax authorities a full and final resolution of the (i) Surtax Liability and Withholding Obligations described in this Section 6.20 and (ii) the Company's corporate income tax obligations (the "Income Tax Liabilities") The Purchaser shall have the right, but not the obligation, to participate in any discussions or negotiations with the applicable Tax authorities regarding such Taxes and the Purchaser shall have the right to approve, in its sole discretion, any settlement or other agreements with regard thereto. At any time during the Tax Resolution Period, the Purchaser shall have the right, but not the obligation, to assume full responsibility for any negotiation and resolution of the Surtax Liability and Withholding Obligations and the Income Tax Liabilities; provided that in such event, the Purchaser and the Company shall enter into an assumption agreement reasonably acceptable to the parties (and with the consent of the applicable Tax authorities, if required) whereby the Company assigns all of its rights (including without limitation, any right to refund), and the Purchaser assumes all Liabilities, arising out of or related to the Surtax Liability and Withholding Obligations and Income Tax Liabilities of the Company (a "Tax Liability Agreement"). In the event that the Company is unable to obtain a full and final resolution of the Surtax Liability and Withholding Obligations prior to the end of the Tax Resolution Period, subject to the approval of the liquidator of the Company and the applicable tax authority, the Purchaser and the Company shall enter into a Tax Liability Agreement to be effective upon the termination of the Tax Resolution Period. If the parties enter into a Tax Liability Agreement, all Liabilities assumed by the Purchaser pursuant to such agreement shall thereafter be deemed to be Assumed Liabilities. At the time of any assumption of Liabilities or execution of any Tax Liability Agreement by Purchaser as contemplated by this Section 6.20(e), and as a condition to Purchaser's obligations to enter into such agreement the Company shall remit to Purchaser cash in an amount equal to the sum of (i) the amount previously paid by Purchaser to the Company for any Surtax Liability or Withholding Obligations that the Company has not theretofore remitted to the applicable Tax authorities and (ii) an amount sufficient to pay in full any Taxes incurred by the Company after the Effective Time which are not Assumed Liabilities under this Agreement without regard to this Section 6.20(g); provided, in the event that after a full and final resolution is obtained from the applicable Tax authorities in connection with such Taxes the amount remitted to Purchaser exceeds the final amount of such Taxes, the Purchaser shall promptly pay to the Company such excess amount. Purchaser agrees that it shall not negotiate a resolution of the Company's Tax Liabilities by agreeing to increase the amount of Taxes referred to in clause (ii) of the preceding sentence unless it is advised by a qualified tax advisor mutually chosen by the Purchaser and Company that the applicable Tax authority's demand for such payment has a reasonable likelihood of success on the merits.

            (h) If after the payment by the Company to the applicable Tax authorities of the Surtax Liability and Withholding Obligations it appears a refund of such payments may be obtainable, the Company shall cooperate during the Tax Resolution Period with the Purchaser to take such actions and execute such instruments as reasonably requested by the Purchaser to pursue and obtain such refund. Upon the expiration of the Tax Resolution Period, the Company shall grant to the Purchaser a power of attorney to act on its behalf to pursue any such Tax refund claims (which may be included in a Tax Liability Agreement, if any).

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

            7.1 Conditions Precedent to Each Party's Obligations. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by agreement of the parties, in whole or in part, to the extent permitted by applicable law):

            (a)   the Company Shareholder Approval shall have been obtained;

            (b) all filings required to be made shall have been made and all waiting periods (and any extension thereof) applicable to the Transaction under the HSR Act or any other applicable Antitrust Law shall have been terminated or shall have expired; and

            (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

            7.2 Conditions Precedent to Obligations of Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

            (a) all representations and warranties of the Company contained herein (as modified by the Company Disclosure Schedule delivered as of the date hereof, without giving effect to any update delivered as provided in Section 6.12) shall be true and correct, as of the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified earlier date, in which case such representations and warranties shall speak as of such date) without giving effect to any materiality or Material Adverse Effect qualifications contained therein; provided, however, that the condition set forth in this Section 7.2(a) shall be deemed satisfied so long as all failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

            (b) the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

            (c) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Chief Executive Officer and Chief Financial Officer of the Company certifying as to the fulfillment of the conditions specified in
Section 7.2(a) and Section 7.2(b) hereof;

            (d)   [intentionally omitted]

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

            (e) there shall not have been or occurred any event or condition that would reasonably be expected to have a Material Adverse Effect;

            (f) No Legal Proceeding shall be pending (or, in the case of Legal Proceedings in which a Governmental Body is, or is threatened to become, a party, threatened) against the Purchaser, any of the Purchased Companies or any of their Subsidiaries, and no Legal Proceeding in which any resulting Liability would be an Assumed Liability shall be pending (or, in the case of Legal Proceedings in which a Governmental Body is, or is threatened to become, a party, threatened) against the Company, that in any case seeks to restrain or prohibit, or obtain substantial damages with respect to, the transactions contemplated by this Agreement, in each case except for any Legal Proceeding of the type described in clause (e) of the definition of "Material Adverse Effect";

            (g) the Company shall have provided the Purchaser with certificates issued by each Purchased Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) and the Company shall have provided proper notice to the U.S. Internal Revenue Service of the issuance of each such certificate pursuant to Treasury Regulation Section 1.897-2(h)(2);

            (h) the Purchaser shall have received the written resignations of each director of each Purchased Company;

            (i) the individuals set forth on Schedule 7.2(i) shall have executed and delivered non-competition agreements (the "Non-Competition Agreements"), in substantially the form attached hereto as Exhibit B, and such agreements shall be in full force and effect;

            (j) the Company shall have provided Purchaser with evidence, reasonably satisfactory to Purchaser, as to the termination of the 401(k) Plans and the Terminated Company Plans in accordance with Section 6.14(a);

            (k) none of the individuals identified on Schedule 7.2(k) shall have ceased to be employed by the Purchased Companies, or shall have directly expressed an intention to terminate his employment with the Purchased Companies. All of such individuals shall have accepted offers of employment with Purchaser and none of such individuals shall have withdrawn or otherwise terminated or directly expressed any intention to withdraw or otherwise terminate such acceptances; and

            (l)   (i)   If the Closing occurs within ninety (90) days from the
date of this Agreement, the Purchased Companies and their Subsidiaries, taken together as a whole, shall have on the date that is five (5) days prior to the Closing Date (the "Measurement Date") (a) a cash balance equal to or greater than Thirteen Million Dollars ($13,000,000) (the "Initial Cash Target"), (b) a Working Capital balance equal to or greater than Fifty Two Million Five Hundred Thousand Dollars ($52,500,000) (the "Initial Working Capital Target"), and (c) Debt equal to or less than Twenty Three Million Dollars ($23,000,000) (the "Initial Debt Target"). The foregoing condition shall also be deemed satisfied if the sum of: (1) the amount by which the Initial Cash Target exceeds the amount of the cash balance at the Measurement Date; plus (2) the amount by which the Initial Working Capital Target exceeds the Working Capital at the Measurement Date;

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

plus (3) the amount by which the Debt at the Measurement Date exceeds the Initial Debt Target does not exceed One Million Dollars ($1,000,000).

                  (ii) If the Closing occurs after ninety (90) but within one hundred twenty (120) days from the date of this Agreement (a "Delayed Closing"), the Company shall determine the amount of the cash balance, Working Capital and Debt of the Company, the Purchased Companies and their Subsidiaries, taken together as a whole, as of the date that is eighty five (85) days from the date of the Agreement (the "Baseline Date").

                        (A) In the event of a Delayed Closing, if on the Baseline Date, the (1) cash balance is equal to or greater than the Initial Cash Target, (2) the Working Capital balance is equal to or greater than the Initial Working Capital Target, and (3) Debt is equal to or less than the Initial Debt Target, then the "New Cash Target" shall equal the Initial Cash Target, the "New Working Capital Target" shall equal the Initial Working Capital Target and the "New Debt Target" shall equal the Initial Debt Target.

                        (B) In the event of a Delayed Closing, if on the Baseline Date, (1) the (x) cash balance is less than the Initial Cash Target,
(y) the Working Capital balance is less than the Initial Working Capital Target, or (z) Debt is in excess of the Initial Debt Target, and (2) the amount by which, on the Baseline Date, the sum of the amounts by which (x) the Initial Cash Target exceeds the cash balance, (y) the Initial Working Capital Target exceeds the Working Capital and (z) the Debt exceeds the Initial Debt Target (the "Baseline Date Shortfall") does not exceed One Million Dollars ($1,000,000), then (i) the "New Cash Target" shall equal the lesser of (x) the cash balance on the Baseline Date and (y) the Initial Cash Target, (ii) the "New Working Capital Target" shall equal the lesser of (x) the Working Capital balance on the Baseline Date and (y) the Initial Working Capital Target and
(iii) the "New Debt Target" shall equal the greater of (x) the Debt on the Baseline Date and (y) the Initial Debt Target.

                        (C) In the event of a Delayed Closing, if on the Baseline Date, (1) the (x) cash balance is less than the Initial Cash Target,
(y) the Working Capital balance is less than the Initial Working Capital Target, or (z) Debt is in excess of the Initial Debt Target, and (2) the Baseline Date Shortfall exceeds One Million Dollars ($1,000,000), then the "New Cash Target," the "New Working Capital Target" and the "New Debt Target" shall be determined by adjusting the actual amounts of the cash balance, Working Capital balance and Debt as of the Baseline Date by an aggregate amount of $1,000,000, pro rata in proportion to the amount by which such actual amounts contributed to the amount of the Baseline Date Shortfall.

                  (iii) In the event of a Delayed Closing, the Purchased Companies and their Subsidiaries, taken together as a whole, shall have on the Measurement Date, (i) a cash balance equal to or greater than the New Cash Target, (ii) a Working Capital balance equal to or greater than the New Working Capital Target, and (iii) Debt equal to or less than the New Debt Target. The condition set forth in this Section 7.2(l)(iii) shall also be deemed satisfied if the sum of (1) the amount by which the New Cash Target exceeds the amount of the Company's cash balance at the Measurement Date, plus (2) the amount by which the New Working Capital Target exceeds the Company's Working Capital at the Measurement Date, plus (3) the amount by which the Company's Debt at the Measurement Date exceeds the New Debt Target does not exceed Five Hundred Thousand Dollars ($500,000).

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

                  (iv)  In the event Closing occurs more than one hundred twenty
(120) days following the date of this Agreement, the conditions set forth in this Section 7.2(l) shall not be applicable.

            7.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law):

            (a) all representations and warranties of the Purchaser contained herein shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified earlier date, in which case such representations and warranties shall speak as of such date) without giving effect to any materiality qualification contained therein; provided, however that the condition set forth in this Section 7.3(a) shall be deemed satisfied so long as all failures of such representations and warranties to be true and correct, individually, or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby;

            (b) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

            (c) the Company shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Company) executed by an executive officer of the Purchaser certifying as to the fulfillment of the conditions specified in Section 7.3(a) and Section 7.3(b); and

            (d) no Legal Proceedings shall be pending (or, in the case of Legal Proceedings in which a Governmental Body is, or is threatened to become, a party, threatened) against the Company that would reasonably be anticipated to
(i) materially delay the post-Closing liquidation of the Company and the distribution of its assets to its shareholders as contemplated by this Agreement, or (ii) result in substantial damages with respect to the consummation of the transactions contemplated by this Agreement (other than damages that would be an Assumed Liability or that Purchaser otherwise agrees to assume).

                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

            8.1 Documents to be Delivered by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

            (a) either (i) stock certificates representing the Shares and Third Party Shares, duly endorsed in blank or accompanied by stock transfer powers or (ii) transfer documents in a form agreed to by the parties and in accordance with applicable Law evidencing the irrevocable transfer of the Shares by the applicable transferor and Third Party Shares pursuant to this Agreement;

            (b)   the certificate referred to in Section 7.2(c);

            (c) the written resignations of each of the directors of each Purchased Company;

            (d)   the certificates referred to in Section 7.2(g);

            (e) certificates of good standing with respect to each Purchased Company that is organized under the Laws of a State within the United States;

            (f) an Assignment and Assumption Agreement, in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement"); and

            (g) agreements between the Company and the Purchaser evidencing the transfer of any Company Intellectual Property transferred pursuant to this Agreement, in forms reasonably satisfactory to the Purchaser.

            8.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Company the following:

            (a) evidence of the wire transfer referred to in Section 2.2(a) hereof;

            (b)   the certificate referred to in Section 7.3(c) hereof;

            (c)   the Employee Bonus Incentive Plan;

            (d)   the Assignment and Assumption Agreement; and

            (e) an Indemnity Agreement, in the form attached hereto as Exhibit E (the "Indemnity Agreement").

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1   Certain Definitions.

            (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

            "401(k) Plans" shall have the meaning ascribed to such term in
Section 6.14(a) hereof.

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

            "Adverse Recommendation Notice" shall have the meaning ascribed to such term in Section 6.6(b) hereof.

            "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

            "Antitrust Laws" shall have the meaning ascribed to such term in
Section 6.4(b) hereof.

            "Asset Acquisition Statement" shall have the meaning ascribed to such term in Section 1.5 hereof.

            "Assignment and Assumption Agreement" shall have the meaning ascribed to such term in Section 8.1(f) hereof.

            "Assumed Liabilities" shall have the meaning ascribed to such term in Section 1.3 hereof.

            "Balance Sheet" shall have the meaning ascribed to such term in
Section 4.8(e) hereof.

            "Balance Sheet Date" shall have the meaning ascribed to such term in
Section 4.8(e) hereof.

            "Business" shall have the meaning ascribed to such term in Recital A hereof.

            "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

            "Closing Date" shall have the meaning ascribed to such term in
Section 3.1 hereof.

            "COBRA" shall have the meaning ascribed to such term in Section 4.16(n) hereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company Adverse Recommendation Change" shall have the meaning ascribed to such term in Section 6.6(b) hereof.

            "Company Boards" shall have the meaning ascribed to such term in Recital C hereof.

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

            "Company Common Stock" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Company Contracts" shall have the meaning ascribed to such term in
Section 6.19(a) hereof.

            "Company Plans" shall have the meaning ascribed to such term in
Section 4.16(a) hereof.

            "Company Preferred Stock" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Company Property" shall have the meaning ascribed to such term in
Section 4.12(a) hereof.

            "Company Proxy Statement" shall have the meaning ascribed to such term in Section 4.6(b) hereof.

            "Company SEC Documents" shall have the meaning ascribed to such term in Section 4.8(a) hereof.

            "Company Shareholder Approval" shall have the meaning ascribed to such term in Section 4.26 hereof.

            "Company Shareholders Meeting" shall have the meaning ascribed to such term in Section 6.13(b) hereof.

            "Company Stock Plans" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Company Superior Proposal" shall have the meaning ascribed to such term in Section 6.6(a) hereof.

            "Company Takeover Proposal" shall have the meaning ascribed to such term in Section 6.6(a) hereof.

            "Confidentiality Agreement" shall have the meaning ascribed to such term in Section 6.1(c) hereof.

            "Continuing Employees" shall have the meaning ascribed to such term in Section 6.14(c) hereof.

            "Contract" means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment or other binding arrangement, whether oral or written.

            "Convertible Securities" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

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

            "Debt" means the aggregate amount of all borrowings and Indebtedness, including without limitation all notes, bonds, debentures (other than the Convertible Securities), finance leases, capitalized leases, obligations under reimbursement agreements with respect to letters of credit and the deferred purchase price of any property (other than trade payables in the Ordinary Course of Business).

            "Director Option Plan" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Dissolution Period" shall have the meaning set forth in Section 6.3(b) hereof.

            "Documents" shall mean all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets in each case whether or not in electronic form; provided however, the following shall not be included as Documents: Company Stock Plans, ESPP, Convertible Securities , Warrants, 401(k) Plans and the Terminated Company Plans.

            "Effective Time" shall have the meaning ascribed to such term in
Section 2.2(b) hereof.

            "Employee Bonus Incentive Plan" shall have the meaning ascribed to such term in Section 6.11 hereof.

            "Employee Option Plan" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Employee" shall have the meaning ascribed to such term in Section 4.16(a) hereof.

            "Environmental Costs and Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

            "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

            "Environmental Permits" shall have the meaning ascribed to such term in Section 4.20(a) hereof.

            "ERISA" shall have the meaning ascribed to such term in Section 4.16(a) hereof.

            "ERISA Affiliate" shall mean any Person that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company, the Purchased Companies or any of their Subsidiaries under
Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

            "ESPP" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Exchange Act" shall have the meaning ascribed to such term in
Section 4.6(b) hereof.

            "Excluded Assets" shall have the meaning ascribed to such term in
Section 1.2 hereof.

            "Excluded Liabilities" shall have the meaning ascribed to such term in Section 1.4 hereof.

            "Final Distribution" shall have the meaning ascribed to such term in
Section 6.20(b) hereof.

            "Final Purchase Price Distribution" shall have the meaning ascribed to such term in Section 6.20(c) hereof.

            "Final Purchase Price Distribution Withholding Amount" shall have the meaning ascribed to such term in Section 6.20(d) hereof.

            "Final Surtax Liability Amount" shall have the meaning ascribed to such term in Section 6.20(d) hereof.

            "GAAP" means generally accepted United States accounting principles as of the date hereof.

            "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

            "Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

            "HSR Act" shall have the meaning ascribed to such term in Section 4.6(b) hereof.

            "Income Tax Liabilities" shall have the meaning ascribed to such term in Section 6.20(g) hereof.

            "Indebtedness" means, with respect to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases, and (e) in the nature of a guarantee of any of the obligations described in clauses (a) through (d) above of any other Person.

            "Indemnity Agreement" shall have the meaning ascribed to such term in Section 8.2(e) hereof.

            "Initial Cash Payment" shall have the meaning ascribed to such term in Section 2.1 hereof.

            "Initial Distribution" shall have the meaning ascribed to such term in Section 6.20(b) hereof.

            "Initial Outside Date" shall have the meaning ascribed to such term in Section 3.2(b)(i) hereof.

            "Initial Purchase Price Distribution" shall have the meaning ascribed to such term in Section 6.20(b) hereof.

            "Initial Surtax Liability Amount" shall have the meaning ascribed to such term in Section 6.20(b) hereof.

            "IRS" shall mean the United States Internal Revenue Service.

            "Key Employees" shall have the meaning ascribed to such term in
Section 6.11.

            "Knowledge" or "Knowing" means with respect to the Company, the actual knowledge, after reasonable inquiry, of (i) the officers and directors of the Company, (ii) the officers and directors of the Purchased Companies and their Subsidiaries that are organized under the laws of a State with the United States; (iii) the directors of the Purchased Companies and their Subsidiaries that are organized under the laws of a jurisdiction outside of the United

States, and (iv) the individuals holding the positions or exercising the functions of general manager, managing director or controller (or equivalent position or function) for each of the Company, the Purchased Companies and their Subsidiaries and (iii) the individuals listed on Schedule 9.1-A hereto.

            "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

            "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private).

            "Liability" means any debt, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

            "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

            "Managing Board" shall have the meaning ascribed to such term in Recital C hereof.

            "Material Adverse Effect" means (i) a material adverse effect on the business, assets, properties, results of operations, condition (financial or otherwise) of the Company, the Purchased Companies and their Subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement; provided, however, that none of the following, in and of itself, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (a) any effect, change, event, occurrence or state of facts relating to the U.S. or the global economy or securities markets in general that does not (i) specifically relate to or (ii) disproportionately affect the Company, the Purchased Companies and their Subsidiaries, taken as a whole, (b) changes or developments in the semiconductor or semiconductor equipment industry generally, which changes or developments do not disproportionately affect the Company, the Purchased Companies and their Subsidiaries, taken as a whole, relative to other participants in the semiconductor or semiconductor equipment industry; (c) any change in the Company's stock price or trading volume; (d) any failure by the Company, the Purchased Companies and their Subsidiaries, taken as a whole, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, but not the underlying causes of such failure or the consequences of such failure; (e) any change of supplier relationships (including any claims or demands made or Legal Proceedings commenced by any supplier) or any loss of employees directly resulting from the announcement or pendency of this Agreement or the Transaction; (f) any effect, change, event, occurrence or state of facts resulting from any action taken by the Company, the Purchased Companies or their Subsidiaries with Purchaser's consent or as expressly required by this Agreement; and (g) the occurrence or non-occurrence of any event or matter set forth on Schedule 9.1-B hereto.

            "Material Contracts" shall have the meaning ascribed to such terms in Section 4.15 hereof.

            "Non-Competition Agreement" shall have the meaning ascribed to such term in Section 7.2(i) hereof.

            "Non-U.S. Retirement Plan" shall have the meaning ascribed to such term in Section 4.16(i) hereof.

            "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by any Governmental Body.

            "Ordinary Course of Business" means the ordinary and usual course of day to day operations of the Business as conducted prior to the date of this Agreement.

            "Outside Date" shall have the meaning ascribed to such term in
Section 3.2(b)(i) hereof.

            "Owned Properties" shall have the meaning ascribed to such term in
Section 4.12(a) hereof.

            "Permits" means any approvals, authorizations, consents, licenses, permits or certificates issued or given by any Governmental Body.

            "Permitted Exceptions" means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided full reserves are established therefor to the extent required by GAAP;
(ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered or the Purchased Companies or their Subsidiaries; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

            "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

            "Personal Property Lease" shall have the meaning ascribed to such term in Section 4.13(a) hereof.

            "Purchased Assets" shall have the meaning ascribed to such term in
Section 1.1 hereof.

            "Purchased Company" shall have the meaning ascribed to such term in Recital A hereof.

            "Purchased Contracts" shall have the meaning ascribed to such term in Section 1.1(c) hereof.

            "Purchaser's Environmental Assessments" shall have the meaning ascribed to such term in Section 6.10 hereof.

            "Real Property Lease" shall have the meaning ascribed to such term in Section 4.12(a) hereof.

            "Reimbursable Costs" shall have the meaning ascribed to such term in
Section 9.4(b) hereof.

            "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

            "Remedial Action" means all actions to (w) clean up, remove, treat or in any other way address any Hazardous Material; (x) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (y) perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(z) to correct a condition of noncompliance with Environmental Laws.

            "Representatives" shall have the meaning ascribed to such term in
Section 6.6(a) hereof.

            "Retained Records" shall have the meaning ascribed to such term in
Section 6.1(b) hereof.

            "Revised Calculations" shall have the meaning ascribed to such term in Section 6.20(c) hereof.

            "Revised Statements" shall have the meaning ascribed to such term in
Section 1.5 hereof.

            "SEC" shall have the meaning ascribed to such term in Section 4.6(b) hereof.

            "Securities Act" shall have the meaning ascribed to such term in
Section 4.8(a) hereof.

            "Shareholder Distributions" shall have the meaning ascribed to such term in Section 6.20(b) hereof.

            "Shares" shall have the meaning ascribed to such term in Recital A hereof.

            "Specified Contracts" shall have the meaning ascribed to such term in Section 1.2(d) hereof.

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            "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company or a Purchased Company.

            "Supervisory Board" shall have the meaning ascribed to such term in Recital C hereof.

            "Supplemental Option Plan" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Surtax Liability" shall have the meaning ascribed to such term in
Section 6.20(a) hereof.

            "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or
(ii).

            "Tax Liability Agreement" shall have the meaning ascribed to such term in Section 6.20(g) hereof.

            "Tax Resolution Period" shall have the meaning ascribed to such term in Section 6.20(g) hereof.

            "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

            "Terminated Company Plans" shall have the meaning ascribed to such term in Section 6.14(a) hereof.

            "Third Party Shares" shall have the meaning ascribed to such term in
Section 4.7 hereof.

            "Transaction" shall have the meaning ascribed to such term in Recital B hereof.

            "Transaction Agreements" means, collectively, this Agreement, the Voting Agreements, the Non-Competition Agreements, the Confidentiality Agreement the Assignment and Assumption Agreement and the Indemnity Agreement.

            "Updated Schedules" shall have the meaning ascribed to such term in
Section 6.12 hereof.

            "Voting Agreements" shall have the meaning ascribed to such term in Recital D hereof.

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            "WARN" shall have the meaning ascribed to such term in Section 4.17 hereof.

            "Warrants" shall have the meaning ascribed to such term in Section 4.3(a) hereof.

            "Withholding Obligations" shall have the meaning ascribed to such term in Section 6.20(a) hereof.

            "Working Capital" means the aggregate amount of all accounts receivable and inventory (in each case after reserves established in a manner consistent GAAP and with the Company's historic practice as reflected in the Balance Sheet), less the aggregate amount of all accounts payable. Working Capital shall not include cash and cash equivalents.

            (b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

            Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

            Dollars. Any reference in this Agreement to $ shall mean U.S.
dollars.

            Exhibits/Schedules. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

            Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

            Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

            Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

            Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

            (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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            9.2   Non-Survivability of Representations and Warranties.. The
respective representations and warranties and the pre-Closing covenants of the Company and the Purchaser contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.2 shall have no effect upon any obligations of the parties hereto to be performed after the consummation of the Transaction.

            9.3 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

            9.4   Expenses.

            (a) Except as otherwise provided in this Agreement, the Company and the Purchaser shall each bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

            (b) Notwithstanding Section 9.4(a), the Purchaser shall reimburse the Company for reasonable costs and expenses incurred by the Company arising after the Effective Time that are reasonably necessary for the dissolution and liquidation of the Company and the continued existence of the Company through the date of the final liquidation of the Company. ("Reimbursable Costs") in an aggregate amount up to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). Upon presentation of documentation reasonably satisfactory to the Purchaser, the Purchaser shall promptly reimburse the Company in up to three (3) tranches: (i) upon the incurrence of the first One Million Dollars ($1,000,000) in Reimbursable Costs, (ii) upon the incurrence of the next One Million Dollars ($1,000,000) in Reimbursable Costs; and (iii) upon the incurrence of the last Seven Hundred Fifty Thousand ($750,000) in Reimbursable Costs. In the event that the final amount of the Reimbursable Costs is a portion of any tranche, the Purchaser shall reimburse the Company for such portion upon presentation of such final documentation reasonably satisfactory to the Purchaser. The Company shall use its commercially reasonable efforts to minimize the amount of Reimbursable Costs.

            9.5 Specific Performance. The parties acknowledge and agree that the breach of this Agreement would cause irreparable damage and that the parties will not have an adequate remedy at law. Therefore, the respective obligations of the parties under this Agreement, including, without limitation, the Company's' obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

            9.6 Further Assurances. The Company and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be

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reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

            9.7   Submission to Jurisdiction; Consent to Service of Process;

            (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the County of Santa Clara in the State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.10.

            9.8 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the remainder of the Transaction Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

            9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California without reference to such state's principles of conflict of laws, except that provisions of this Agreement related to the fiduciary duties of the Company Boards shall be governed by and construed in accordance with the Laws of The Netherlands without reference to such jurisdiction's principles of conflict of laws. The Company and the Purchaser agree that none of the Transaction Agreements may be dissolved pursuant to Section 6:265.1 of the Dutch Civil Code.

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            9.10  Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

            9.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

            If to the Company, to:

            Metron Technology N.V.
            4425 Fortran Drive
            San Jose, CA 95134
            Attention: Edward D. Segal
            Facsimile No.: (408) 719-0452

            With a copy to:

            Suzanne Sawochka Hooper
            Cooley Godward LLP
            5 Palo Alto Square
            3000 El Camino Real
            Palo Alto, CA 94306
            Facsimile: (650) 849-7400

            If to Purchaser, to:

            Applied Materials, Inc.
            2881 Scott Boulevard, M/S 2064
            PO Box 58039
            Santa Clara, CA 95050
            Attention: Joseph J. Sweeney
            Facsimile No.: (408) 563-4635

            Applied Materials, Inc.
            3050 Bowers Avenue, M/S 0105
            PO Box 58039
            Santa Clara, CA 95054
            Attention: Jim Pursiano
            Facsimile No.: (408) 986-7260

            With a copy to:

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

            Richard S. Millard
            Weil Gotshal & Manges LLP
            201 Redwood Shores Parkway
            Redwood Shores, CA 94065
            Facsimile: (650) 802-3100

            9.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

            9.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

            9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                 ** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

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            IN WITNESS WHEREOF, the parties hereto have caused this Stock and
Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                     APPLIED MATERIALS, INC., a Delaware
                                     corporation

                                     By: _______________________________________
                                         Name:
                                         Title:

                                     METRON TECHNOLOGY N.V., a corporation
                                     organized under the laws of
                                     The Netherlands:

                                     By: _______________________________________
                                         Name:
                                         Title: